Exhibit 10.2(a)
EXECUTION COPY

PURCHASE AND SALE AGREEMENT

By and among
PRIDE COMPANIES, L.P.
(Pride Company)
PRIDE REFINING, INC.
(Pride Refining)
PRIDE MARKETING LLC
(Pride Marketing)
and
DELEK US HOLDINGS, INC.
(Buyer)
June 21, 2006

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(continued)
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(continued)
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(continued)
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(continued)
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     The Annexes, Schedules and Exhibits listed below are attached to this Agreement and by this reference are fully incorporated herein:
ANNEXES

Annex A	Definitions
SCHEDULES

Schedule 2.1(c)	Pipelines
Schedule 2.1(d)	Tanks
Schedule 2.1(e)	Refinery Equipment
Schedule 2.1(f)	Real Property
Schedule 2.1(g)	Rights-of-Way
Schedule 2.1(j)	Assigned Contracts
Schedule 2.1(k)	Equipment
Schedule 2.1(n)	Design Mark(s)
Schedule 2.4	Excluded Assets
Schedule 3.6	Assumed Liabilities
Schedule 5.1(c)	Closing Consents and Waivers
Schedule 5.2(y)	Rolling Stock
Schedule 6.2	Purchase Price Allocation
Schedule 9.6	Violations of Law
Schedule 9.8	Permits
Schedule 9.10	Legal Proceedings
Schedule 9.12(a)	Sellers Consents and Waivers
Schedule 9.14	Financial Statements
Schedule 9.16(a)	Leased Real Property
Schedule 9.17	Commitments
Schedule 9.18	Environmental Matters
Schedule 9.18(m)	Refinery Releases
Schedule 9.19(e)	Pride Products Assets
Schedule 9.25	Intellectual Property
Schedule 10.11	Buyer Consents and Waivers
Schedule 19.1	Stored Hazardous Materials
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EXHIBITS

Exhibit 2.2(a)	Inventory Procedures
Exhibit 3.2	Deposit Escrow Agreement
Exhibit 5.2(b)	Conveyance of Rights of Way
Exhibit 5.2(c)	Assignments of Partnership Interest
Exhibit 5.2(d)	Bill of Sale
Exhibit 5.2(e)	Assignment and Assumption of Contracts
Exhibit 5.2(f)	Refinery Option
Exhibit 5.2(g)	Memorandum of Option
Exhibit 5.2(h)	Guaranty — Brad Stephens
Exhibit 5.2(i)	Guaranty — Wayne Malone
Exhibit 5.2(j)	Guaranty — David Caddell
Exhibit 5.2(k)	Guaranty — George Percival
Exhibit 5.2(l)	Domain Name Assignment Agreement and Release
Exhibit 5.2(n)	Non-Competition Agreement — Stephens/Malone
Exhibit 5.2(o)	Non-Solicitation Agreement — Percival/Caddell
Exhibit 5.2(p)	Transition Services Agreement
Exhibit 5.2(q)	Opinion of Counsel
Exhibit 5.2(s)	Building Lease Agreement
Exhibit 5.2(t)	Pipeline Easement Agreement
Exhibit 5.2(u)	Refinery Access Agreement
Exhibit 5.2(v)	Easement Agreement
Exhibit 5.2(w)	Environmental Services Agreement
Exhibit 5.2(x)	Trademark Assignment
Exhibit 13.1	Special Warranty Deed(s)
Exhibit 19.4(a)	Trademark License Agreements
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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is entered into effective the 21st day of June 2006, by and among Pride Companies, L.P., a Delaware limited partnership (“Pride Company”), Pride Refining, Inc., a Texas corporation (“Pride Refining”), Pride Marketing LLC, a Texas limited liability company (“Pride Marketing” and collectively with Pride Company and Pride Refining, “Sellers”), and Delek US Holdings, Inc., a Delaware corporation (“Buyer”). Sellers and Buyer are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, Sellers are the owners of an idle oil refinery located near the City of Abilene, Texas;
     WHEREAS, Sellers are the owners of certain refined petroleum product terminals located in the cities of Abilene, Texas and San Angelo, Texas;
     WHEREAS, Sellers are the owners of certain pipelines that interconnect with such product terminals;
     WHEREAS, Pride Company and Pride Marketing are the owners of all of the issued and outstanding partnership interests of Pride Products, a Texas general partnership (“Pride Products”);
     WHEREAS, Sellers and Pride Products are in the business of marketing, transporting and exchanging refined petroleum products (the “Business”); and
     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Purchased Property (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1 Certain Defined Terms. Unless the context otherwise requires, the terms defined in Annex A shall have, when used in this Agreement, the respective meanings specified in Annex A, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
     1.2 References, Gender, Number. All references in this Agreement to an “Annex,” “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Annex, Article, Section, subsection, Exhibit or Schedule of or to this Agreement, unless the context otherwise requires. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole (including Schedules) and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
Purchase and Sale Agreement

     1.3 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of which Party drafted this Agreement (or any particular provision hereof) or which Party supplied the form of agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions that this Agreement contemplates. In construing this Agreement:
          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (b) the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;
          (c) a defined term has its defined meaning throughout this Agreement and each Annex, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (d) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);
          (e) each Exhibit and Schedule to this Agreement is incorporated and made a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Annex A which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail;
          (f) the term “cost” includes expense and the term “expense” includes cost;
          (g) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
          (h) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
          (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified;
          (k) the word “or” will have the inclusive meaning represented by the phrase “and/or”;
          (l) the phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them; and
          (m) “shall” and “will” have equal force and effect.
Purchase and Sale Agreement

ARTICLE II
PURCHASE AND SALE
     2.1 Included Assets. Subject to the terms and conditions set forth in this Agreement, Sellers each agree to sell and Buyer agrees to purchase all of Sellers’ right, title and interest in and to the following assets of Sellers, free and clear of all Liens other than Permitted Encumbrances (the “Purchased Property”), provided, however, that notwithstanding anything in this Agreement to the contrary, the Purchased Property shall not include the Excluded Assets:
          (a) All of the issued and outstanding partnership interests of Pride Products (the “Partnership Interests”);
          (b) The two refined petroleum product terminals located in Abilene, Texas and San Angelo, Texas (the “Terminals”);
          (c) The pipelines described on Schedule 2.1(c) (individually a “Pipeline” and collectively, the “Pipelines”);
          (d) The storage tanks described on Schedule 2.1(d) (individually a “Tank” and collectively, the “Tanks”);
          (e) All equipment currently owned by Sellers that was previously used or held Primarily in the operation of the Refinery including the equipment described on Schedule 2.1(e) (the “Refinery Equipment”);
          (f) All fee interests in real property described on Schedule 2.1(f) (the “Real Property”) together with all of the right, title and interest of Sellers in and to all easements, servitudes, rights-of-way, privileges, licenses (written or oral) and appurtenances relating to the Real Property;
          (g) All rights-of-way appurtenant to or associated with the Pipelines or the Terminals as further described on Schedule 2.1(g) (the “Rights-of-Way”);
          (h) All Permits described on Schedule 9.8 to the extent such Permits can be transferred to Buyer;
          (i) All buildings, structures, fixtures and other improvements currently located on each of the Real Properties, Rights-of-Way or the Refinery Real Property (collectively, the “Facilities”);
          (j) All of Sellers’ right, title and interest in and to the Contracts described on Schedule 2.1(j) (the “Assigned Contracts”), which arise or accrue under such Assigned Contracts, or are attributable to the period, from and after the Closing Date, except to the extent related to Excluded Liabilities;
          (k) Any and all pipe, tanks, loading racks, pumps, motors, meters, valves, fittings, interconnect equipment, miscellaneous equipment, and spare parts that are related Primarily to the Pipelines, Tanks, Terminals and the Refinery including the personal property described on Schedule 2.1(k) (collectively, the “Equipment”);
          (l) The Purchased Inventory;
Purchase and Sale Agreement

          (m) The Books and Records;
          (n) The names “Pride,” “Pride Companies,” “Pride Refining,” “Pride Marketing” and any variations thereof, the marks “Pride,” “Pride Companies,” “Pride Refining,” “Pride Marketing” and any variations thereof, the design mark(s) shown on Schedule 2.1(n) and any other trademarks registered by any of the Sellers that are used by Sellers Primarily in the Business (collectively, the “Purchased Trademarks”), and any and all goodwill associated with the Business symbolized by the Purchased Trademarks, and any and all rights of Sellers, including common law rights, with respect to the Purchased Trademarks (collectively, the “Purchased Trademark Intellectual Property”);
          (o) All of Sellers’ brochures, publications or other promotional items or materials Primarily related to the Business (the “Marketing Materials”);
          (p) Sellers’ internet domain name(s) (the “Domain Name”) and internet domain name registration(s) for entities using the Business or related to the Purchased Trademarks (the “Domain Name Registration(s)”) and related authorization codes (together with the Domain Name(s), the “Domain Name Intellectual Property”);
          (q) Sellers’ internet website(s) located at www.prideref.com and any derivations thereof (collectively, the “Website”) and all intellectual property rights that may exist or arise in connection with the Website, including all Underlying Technology (collectively, the “Website Intellectual Property” and together with the Purchased Trademark Intellectual Property and the Domain Name Intellectual Property, the “Purchased Intellectual Property”);
          (r) All Claims, warranties, reimbursements, indemnities, and causes of action with respect to (i) the Purchased Property relating to the condition thereof from and after the Closing Date and (ii) the Assumed Liabilities;
          (s) Prepaid deposits and expenses paid to Sellers by Third Person customers;
          (t) Payments, if any, by Third Person customers for products ordered from Sellers by purchase order(s) issued prior to the Closing Date and the products therefor are included in the Purchased Inventory and are shipped on or after the Closing Date;
          (u) Payments, if any, by Third Person customers for the shipment, transportation or storage after the Effective Time of Third Party Inventory;
          (v) To the extent not otherwise enumerated in this Section 2.1, Sellers’ and Pride Products’ tangible and intangible assets that are related Primarily to the operation of the Business; and
          (w) Any goodwill related to the Business.
     2.2 Inventory.
          (a) Inventory Procedures. The Inventory will be measured as of the Effective Time and calculated pursuant to the Inventory Procedures attached hereto as Exhibit 2.2(a) (the “Inventory Procedures”).
          (b) Inventory Valuation. The Inventory will be valued and the Purchased Inventory will be paid for pursuant to the Inventory Procedures.
Purchase and Sale Agreement

          (c) Customer Products. At the Effective Time, custody of all Third Party Inventory will be transferred to Buyer, and Buyer shall become responsible to each such shipper or customer for the Third Party Inventory in Buyer’s custody. Sellers shall provide a schedule, at or prior to Closing, of all such Third Party Inventory.
     2.3 Retained Inventory. In the event the aggregate value of Sellers’ Inventory as of the Effective Time exceeds $2,000,000 (as determined in accordance with Section 2.2), then ownership of such Inventory in excess of $2,000,000 (the “Retained Inventory”) shall be retained by Sellers; provided, however, the Inventory (including the Purchased Inventory and the Retained Inventory) shall not exceed in volume an amount equal to Sellers normal inventory levels based on current practices. The Retained Inventory shall be treated as an Excluded Asset. Buyer shall permit Sellers to store the Retained Inventory at the location(s) where the Retained Inventory is located as of the Effective Time until such time as the Retained Inventory is sold, transferred or otherwise disposed of by Sellers. Sellers agree to use all commercially reasonable efforts to promptly sell, transfer and otherwise dispose of such Retained Inventory after the Effective Time in a manner and on terms consistent with past practices. To the extent Retained Inventory exists as of the Effective Time, the Parties agree that any volumes of Inventory sold to Third Persons after the Effective Time shall be deemed to be sales of Retained Inventory for the account of Sellers. Sellers shall reimburse Buyer for all reasonable direct costs incurred by Buyer or its Affiliates in connection with storage or transportation of the Retained Inventory from and after the Effective Time, and any amount payable by Sellers to Buyer pursuant to this Section 2.3 shall be paid by Sellers by wire transfer of immediately available funds within three (3) days of Buyer’s request therefor. Sellers shall indemnify, defend and hold the Buyer Indemnitees harmless from all Claims and Damages to the extent arising from or related to the Retained Inventory stored at, on or in the Purchased Property from and after the Effective Time.
     2.4 Excluded Assets. The Purchased Property shall not include any assets of Sellers described on Schedule 2.4 (the “Excluded Assets”). The Excluded Assets shall include the real property on which the Refinery was located and related tract all as described on the legal description attached to Schedule 2.4 (the “Refinery Real Property”). Buyer agrees to grant Pride Company and its representatives reasonable access to the Real Property and the Facilities from and after the Closing Date for an appropriate period of time not to exceed thirty (30) days to remove such Excluded Assets from the Purchased Property during normal business hours. Pride Company agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operations of Buyer.
     2.5 One-Call. Sellers will promptly, but in no event later than ninety (90) days after the Closing Date, contact every appropriate one-call agency in the vicinity of any of the Purchased Property and have the contact information for one-calls changed from Sellers’ name(s) to Buyer’s name. Sellers shall send revised maps to the one-call agencies where appropriate or required. Buyer agrees to use its Reasonable Efforts to cooperate with Sellers in connection with Sellers’ efforts pursuant to this Section 2.5 with respect to one-call matters. Sellers shall send Buyer a letter, to the Notice address contained in Section 20.9, when all one-call notification information has been changed from Sellers’ name(s) to Buyer’s name.
     2.6 Magellan Adjustment. Notwithstanding anything in this Agreement to the contrary, Pride Company shall be entitled to receive and be obligated to pay the settlement amounts, if any, determined for the months prior to and including the month containing the Closing Date in accordance with the terms and conditions set forth in Section 6.1(D) of the Magellan Contract. After the Closing, Buyer shall not amend, modify or waive the Magellan Contract in a manner that adversely affects the
Purchase and Sale Agreement

operation of, or the rights and obligations established for, Pride Company pursuant to Section 6.1(D) of the Magellan Contract.
ARTICLE III
PURCHASE PRICE
     3.1 Price. The purchase price to be paid by Buyer to Sellers in consideration for the Purchased Property (excluding Purchased Inventory) shall be FIFTY FOUR MILLION FOUR HUNDRED THOUSAND DOLLARS ($54,400,000) (the “Purchase Price”), subject to the provisions below in this ARTICLE III.
     3.2 Earnest Money. Within twenty-four (24) hours of the execution hereof, Buyer shall deliver into escrow an amount equal to THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) as a deposit (the “Deposit Escrow”) to be held by the Escrow Agent pursuant to the terms and conditions of the Deposit Escrow Agreement, which shall be executed and delivered by Sellers, Buyer and the Escrow Agent contemporaneously with the payment of the Deposit Escrow to the Escrow Agent substantially in the form attached hereto as Exhibit 3.2. The Deposit Escrow shall be delivered by the Escrow Agent as set forth in the Deposit Escrow Agreement and Section 5.5. In the event Buyer fails to deliver the Deposit Escrow within said twenty-four (24) hours, Sellers shall have the right, in their sole discretion, to terminate this Agreement on or before 5:00 pm (CDT) June 22, 2006 by providing written notice thereof to Buyer. In the event Sellers terminate this Agreement pursuant to the preceding sentence then, the Parties will not have any further liabilities to each other pursuant to the terms hereof .
     3.3 Closing Date Payment. At the Closing and against delivery of the items specified in Section 5.2, Buyer shall pay an amount equal to the Purchase Price, as adjusted pursuant to Section 3.5 (the “Closing Date Payment”), all of which shall be payable to Pride Company on behalf of all the Sellers at the Closing by wire transfer in immediately available funds to an account to be designated by Pride Company. At the Closing, the Deposit Escrow shall be delivered pursuant to the terms of the Deposit Escrow Agreement to Pride Company and the amount of the Deposit Escrow shall be applied toward payment by Buyer of the Closing Date Payment pursuant to this Section 3.3.
     3.4 Inventory Payment. The aggregate purchase price paid by Buyer in consideration for the Purchased Inventory (the “Inventory Price”) shall be determined and paid pursuant to Section 2.2.
     3.5 Closing Date Payment Adjustments. At the Closing, the amount of the Purchase Price payable by Buyer pursuant to Section 3.3 shall be adjusted by the following:
          (a) increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 6.3;
          (b) increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of utilities and other charges pursuant to Section 7.1;
          (c) increased or reduced, as applicable, by an amount, if any, equal to the portion of pro-rated property Taxes pursuant to Section 8.2; and
          (d) increased or reduced, as applicable, by any other amounts provided pursuant to this Agreement or as agreed to in writing by the Parties.
Purchase and Sale Agreement

The Parties shall prepare a closing statement detailing the items which are to be added to or subtracted from the Purchase Price to determine the amount of the Closing Date Payment. Buyer and Sellers shall agree to the figures on the closing statement.
     3.6 Assumption of Liabilities.
          (a) As of the Closing Date, Buyer shall, without any further action on the part of Buyer or Sellers, assume and agree to pay, perform and discharge when due, and, subject to ARTICLE XVI, indemnify, defend and hold the Seller Indemnitees harmless from all Claims and Damages to the extent arising from or related to each of the following liabilities or obligations (collectively, the “Assumed Liabilities”), provided, that the Assumed Liabilities shall not include the Excluded Liabilities:
          (i) Any Obligation of Sellers expressly described in Schedule 3.6;
          (ii) All Obligations of Sellers to the extent arising out of, incurred in connection with or related to the Assigned Contracts but only such Obligations for goods or services received by or on behalf of Buyer from and after the Effective Time or that are otherwise performable on or after the Effective Time;
          (iii) All Obligations of Sellers to the extent arising out of, incurred in connection with or related to the Contracts set forth in Schedule 9.19(e) in the event and to the extent such Contracts have been transferred and assigned to Pride Products prior to the Closing but only such Obligations for goods or services received by or on behalf of Pride Products from and after the Effective Time or that are otherwise performable on or after the Effective Time;
          (iv) All Obligations of Sellers attributable or relating to the period from and after the Effective Time under any Permit constituting Purchased Property;
          (v) Environmental Conditions of the Purchased Property existing as of the date hereof (excluding Environmental Conditions related to breaches by Sellers of the representations or warranties in Section 9.18, without regard to Section 14.2(a)) to the extent such Environmental Conditions require Remedial Action pursuant to Environmental Laws;
          (vi) All Environmental Liabilities owed to Third Persons (excluding current and former employees of Sellers and their Affiliates) for personal injuries or property damages to the extent related to or arising from Releases originating at, on, under or from the Tanks, Terminals, Pipelines or Real Property that occurred prior to the date hereof (excluding Environmental Liabilities related to breaches by Sellers of the representations or warranties in Section 9.18, without regard to Section 14.2(a));
          (vii) all Obligations with respect to Third Party Inventory pursuant to Section 18.2;
          (viii) all Obligations in respect of prepaid deposits and expenses paid to Sellers by Third Person customers which constitute Purchased Property; and
          (ix) all other Obligations specifically assumed by Buyer pursuant to this Agreement.
Purchase and Sale Agreement

          (b) Notwithstanding anything in this Agreement to the contrary, the Parties expressly agree that Buyer is not assuming or otherwise becoming liable for, nor shall Buyer nor any of its Affiliates be deemed to have assumed or become liable for, any Obligation of Sellers or their Affiliates (including Obligations related to the Purchased Property, Business or operation of the Refinery), whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise, except as expressly provided in this Section 3.6 or as otherwise expressly provided for in this Agreement or the Related Agreements.
     3.7 Excluded Liabilities. Sellers shall retain and hereby agree, jointly and severally, to pay, perform and discharge when due, subject to the other provisions of this Agreement, and, subject to ARTICLE XVI, indemnify, defend and hold the Buyer Indemnitees harmless from all Claims and Damages to the extent arising from or related to any Obligations of Sellers not specifically assumed by Buyer herein, including the following (collectively, the “Excluded Liabilities”):
          (a) all Obligations relating to any Excluded Assets (excluding Obligations to the extent expressly assumed by Buyer or any of its Affiliates elsewhere in this Agreement or the Related Agreements), including any Environmental Liabilities arising out of the ownership, operation, use or maintenance thereof;
          (b) all Obligations of Sellers or their Affiliates to the extent arising out of, incurred in connection with or related to the ownership, operation, use or maintenance of the Purchased Property or operation of the Business prior to the Effective Time (excluding Obligations to the extent expressly assumed by Buyer or any of its Affiliates elsewhere in this Agreement or the Related Agreements including those certain Obligations assumed by Buyer pursuant to Section 3.6(a)(v), Section 3.6(a)(vi), Section 17.1 and Section 19.1), including all Obligations of Sellers or their Affiliates to the extent arising out of, incurred in connection with or related to the Assigned Contracts but only to the extent such Obligations arise or are performable prior to the Effective Time;
          (c) all Obligations of Sellers or their Affiliates to the extent arising out of, incurred in connection with or related to the ownership, operation, use or maintenance of all assets and properties other than the Purchased Property or operation of any businesses other than the Business prior to the Effective Time (excluding Obligations to the extent expressly assumed by Buyer or any of its Affiliates elsewhere in this Agreement or the Related Agreements), including all Obligations of Sellers or their Affiliates to the extent arising out of, incurred in connection with or related to the operation of the Refinery;
          (d) all Obligations of Sellers or any of their ERISA Affiliates pursuant to any multi-employer plan withdrawal liability and/or single/multiemployer plan termination liability of Sellers or any of their ERISA Affiliates under Title IV of ERISA, any liability of Sellers or any of their ERISA Affiliates for any accumulated funding deficiency under Section 412 of the Code and/or Section 302 of ERISA, any liability for contributions, benefits or any other amount due under any multiemployer plan to which Sellers or any of their ERISA Affiliates have contributed or had an obligation to contribute to or any benefit plan of the Sellers or any of their ERISA Affiliates, and any liability for COBRA continuation coverage for “M&A qualified beneficiaries;” and
          (e) Matters set forth on Schedules 9.6 and 9.10.
Purchase and Sale Agreement

ARTICLE IV
CLOSING
     4.1 Closing. The closing of the purchase and sale contemplated herein (the “Closing”) shall take place at 10:00 a.m. Central Time at such location as is mutually acceptable to the Parties on the earlier of July 31, 2006 or the second Business Day following satisfaction or waiver of all conditions precedent to the Parties’ obligations to consummate the transactions contemplated herein (other than conditions with respect to actions to be taken by the Parties at the Closing), or at such other time and place as agreed to in writing by the Parties.
     4.2 Possession and Control. Control of operations, risk of loss, and transfer of title to the Purchased Property from Sellers to Buyer shall be effective as of 7:00 a.m. Central Time on the Closing Date (the “Effective Time”).
ARTICLE V
CLOSING CONDITIONS AND DELIVERABLES
     5.1 Conditions to Closing. Except as expressly waived by the Parties, the obligations of each Party to close the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, which conditions the Parties intend to be conditions precedent to Sellers’ obligation to convey the Purchased Property and to Buyer’s obligation to pay the Purchase Price:
          (a) All representations and warranties of the other Parties set forth in this Agreement shall be true, accurate and complete in all material respects as of the date hereof and as of the Closing Date, as if made on the Closing Date (except with respect to any representations and warranties that include the word “material” or words of similar import, in which case such representations and warranties must be true, accurate and complete in all respects after giving effect to such “materiality” or similar qualifier without duplication) and the other Parties shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing;
          (b) No Law shall exist or shall have been enacted restricting or substantially delaying the transactions contemplated by this Agreement;
          (c) The authorization, consent, approval or waiver of each Person (excluding Governmental Authorities) necessary for the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect, other than those the failure of which to obtain or keep in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect after giving effect to Section 5.8. Without limiting the generality of the preceding, Sellers shall obtain and have delivered to Buyer all consents, approvals, authorizations and waivers related to the matters set forth on Schedule 5.1(c);
          (d) The authorization, consent, approval or waiver of each Governmental Authority necessary for the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect;
          (e) The authorization, consent, approval or waiver of each Governmental Authority (including all necessary Environmental Permits) necessary for Buyer to continue the Business
Purchase and Sale Agreement

in a manner substantially similar to the operation of the Business by Sellers immediately prior to the Closing Date shall have been obtained and shall be in full force and effect other than such authorizations, consents, approvals or waivers that cannot be obtained on or before the Closing but are customarily obtained post-closing; provided the failure to obtain such authorizations, consents, approvals or waivers prior to the Closing would not reasonably be expected to prevent Buyer from conducting the Business immediately after the Closing in a manner substantially similar to the operation of the Business by Sellers immediately prior to the Closing Date;
          (f) The Environmental Insurance contemplated by Section 11.7 shall have been obtained on terms no less favorable than those contemplated by Section 11.7;
          (g) Sellers shall have cured or Buyer shall have waived all Significant Title Defects in the manner set forth in Section 13.4;
          (h) No Party shall have exercised any right it may have to terminate this Agreement under the express terms hereof;
          (i) No Casualty Loss shall have occurred during the Interim Period;
          (j) No Release shall have occurred during the Interim Period at, on, under, from or to the Purchased Property that is likely to require Remedial Action or result in an Environmental Liability in an amount reasonably estimated to equal or exceed five million dollars ($5,000,000);
          (k) Sellers shall each be willing and able to enter into, and shall have delivered or caused to be delivered, at the Closing the items set forth in Section 5.2, and Buyer shall be willing and able to enter into, and shall have delivered or caused to be delivered, at Closing the items set forth in Section 5.3.
     5.2 Sellers’ Deliveries. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer each of the following items (the receipt of all of which are conditions precedent to the obligation of Buyer to close the transactions contemplated hereby):
          (a) duly executed Special Warranty Deed(s) for the Real Property, substantially in the form attached hereto as Exhibit 13.1, dated as of the Closing Date, conveying fee simple title to the Real Property free and clear of all Liens, subject only to the Permitted Encumbrances;
          (b) a duly executed Conveyance of Rights of Way, substantially in the form attached hereto as Exhibit 5.2(b), dated as of the Closing Date;
          (c) a duly executed Assignment of Partnership Interests, substantially in the form attached hereto as Exhibit 5.2(c), dated as of the Closing Date;
          (d) a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit 5.2(d), dated as of the Closing Date;
          (e) a duly executed Assignment and Assumption of Contracts, substantially in the form attached hereto as Exhibit 5.2(e), dated as of the Closing Date;
          (f) a duly executed Refinery Option related to the Refinery Real Property (the “Refinery Option”), substantially in the form attached hereto as Exhibit 5.2(f), dated as of the Closing Date;
Purchase and Sale Agreement

          (g) a duly executed Memorandum of Option for recording purposes related to the Refinery Option, substantially in the form attached hereto as Exhibit 5.2(g), dated as of the Closing Date;
          (h) a duly executed Guaranty of Mr. Brad Stephens, substantially in the form attached hereto as Exhibit 5.2(h), dated as of the Closing Date;
          (i) a duly executed Guaranty of Mr. Wayne Malone, substantially in the form attached hereto as Exhibit 5.2(i), dated as of the Closing Date;
          (j) a duly executed Guaranty of Mr. David Caddell, substantially in the form attached hereto as Exhibit 5.2(j), dated as of the Closing Date;
          (k) a duly executed Guaranty of Mr. George Percival, substantially in the form attached hereto as Exhibit 5.2(k), dated as of the Closing Date;
          (l) a duly executed Domain Name Assignment Agreement and Release, substantially in the form attached hereto as Exhibit 5.2(l), dated as of the Closing Date;
          (m) all other instruments of sale, assignment, transfer and conveyance as Buyer may reasonably and timely request evidencing and effecting the sale and transfer to Buyer of the Purchased Property, each duly executed and dated as of the Closing Date;
          (n) a duly executed Non-Competition Agreement executed by Sellers and by Mr. Brad Stephens and Mr. Wayne Malone, substantially in the form attached hereto as Exhibit 5.2(n), and dated as of the Closing Date;
          (o) a duly executed Non-Solicitation Agreement executed by Mr. George Percival and Mr. David Caddell, substantially in the form attached hereto as Exhibit 5.2(o), and dated as of the Closing Date;
          (p) a duly executed Transition Services Agreement, substantially in the form attached hereto as Exhibit 5.2(p), dated as of the Closing Date;
          (q) an opinion of counsel with respect to Pride Products, substantially in the form attached hereto as Exhibit 5.2(q), dated as of the Closing Date;
          (r) one or more certificates, dated as of the Closing Date and duly executed by an authorized officer of each Seller, certifying as to the fulfillment by each Seller of the conditions set forth in Section 5.1(a) required to be satisfied by Sellers;
          (s) a duly executed Building Lease Agreement, substantially in the form attached hereto as Exhibit 5.2(s);
          (t) a duly executed Pipeline Easement Agreement, substantially in the form attached hereto as Exhibit 5.2(t);
          (u) a duly executed Refinery Access Agreement, substantially in the form attached hereto as Exhibit 5.2(u);
Purchase and Sale Agreement

          (v) a duly executed Easement Agreement, substantially in the form attached hereto as Exhibit 5.2(v);
          (w) a duly executed Environmental Services Agreement, substantially in the form attached hereto as Exhibit 5.2(w);
          (x) a duly executed Trademark Assignment, substantially in the form attached hereto as Exhibit 5.2(x);
          (y) the Rolling Stock listed on Schedule 5.2(y);
          (z) a duly executed Trademark License Agreement, substantially in the form attached hereto as Exhibit 19.4(a);
          (aa) all (i) authorization codes, access codes, passwords, usernames or similar sequences of characters and numbers giving full use of and access to any of the Purchased Property, including, but not limited to, those relating to the Domain Name Registration and any Purchased Intellectual Property (the “Authorization Codes”), and (ii) the name and email address of any administrative contact, technical contact and billing contact for the Domain Name (the “Administrator Information”);
          (bb) the schedule of Third Party Inventory required pursuant to Section 2.2(c);
          (cc) one or more incumbency certificates, each dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of the Sellers, certifying the incumbency and attesting to the due appointment and authorization of the individuals signing, on behalf of each such Seller, this Agreement and the Related Agreements;
          (dd) copies of the resolutions of each Seller, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Seller’s Organizational Documents);
          (ee) a long-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Pride Company, dated within ten (10) days of the Closing Date;
          (ff) a Certificate of Existence issued by the Secretary of State of Texas and a Certificate of Good Standing issued by the Texas Comptroller, both in respect of Pride Company, each dated within ten (10) days of the Closing Date;
          (gg) a Certificate of Existence issued by the Secretary of State of Texas and a Certificate of Good Standing issued by the Texas Comptroller, both in respect of Pride Refining, each dated within ten (10) days of the Closing Date;
          (hh) a Certificate of Existence issued by the Secretary of State of Texas and a Certificate of Good Standing issued by the Texas Comptroller, both in respect of Pride Marketing, each dated within ten (10) days of the Closing Date;
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          (ii) an affidavit referred to in Section 1445(b)(2) of the Code and the corresponding Treasury regulations in customary form, duly executed by each owner of the Real Property and dated as of the Closing Date;
          (jj) all affidavits, certificates, and other documents requested by the Title Company that are customary in connection with Buyer’s obtaining the title insurance pursuant to Section 13.5;
          (kk) all affidavits, certificates, and other documents requested by insurance company that are customary in connection with Buyer’s obtaining the Environmental Insurance pursuant to Section 11.7;
          (ll) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby; and
          (mm) all rights of ownership and possession of the Purchased Property contemplated herein.
     5.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers each of the following items (the receipt of all of which are conditions precedent to the obligation of Sellers to close the transactions contemplated hereby):
          (a) the payment of the Closing Date Payment as specified in Section 3.3 accompanied with payment of the Inventory Price as specified in the Inventory Valuation Procedure attached as Exhibit 2.2(b);
          (b) a duly executed Conveyance of Rights of Way, substantially in the form attached hereto as Exhibit 5.2(b), dated as of the Closing Date.
          (c) a duly executed Assignment of Partnership Interest, substantially in the form attached hereto as Exhibit 5.2(c), dated as of the Closing Date.
          (d) a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit 5.2(d), dated as of the Closing Date;
          (e) a duly executed Assignment and Assumption of Contracts, substantially in the form attached hereto as Exhibit 5.2(e), dated as of the Closing Date;
          (f) a duly executed Refinery Option, substantially in the form attached hereto as Exhibit 5.2(f), dated as of the Closing Date;
          (g) a duly executed Memorandum of Option for recording purposes related to the Refinery Option, substantially in the form attached hereto as Exhibit 5.2(g), dated as of the Closing Date;
          (h) a duly executed Domain Name Assignment Agreement and Release, substantially in the form attached hereto as Exhibit 5.2(l), dated as of the Closing Date;
          (i) a duly executed Non-Competition Agreement, substantially in the form attached hereto as Exhibit 5.2(n), dated as of the Closing Date;
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          (j) a duly executed Non-Solicitation Agreement, substantially in the form attached hereto as Exhibit 5.2(o), dated as of the Closing Date;
          (k) a duly executed Transition Services Agreement, substantially in the form attached hereto as Exhibit 5.2(p), dated as of the Closing Date;
          (l) a duly executed Building Lease Agreement, substantially in the form attached hereto as Exhibit 5.2(s);
          (m) a duly executed Pipeline Easement Agreement, substantially in the form attached hereto as Exhibit 5.2(t);
          (n) a duly executed Refinery Access Agreement, substantially in the form attached hereto as Exhibit 5.2(u);
          (o) a duly executed Easement Agreement, substantially in the form attached hereto as Exhibit 5.2(v);
          (p) a duly executed Environmental Services Agreement, substantially in the form attached hereto as Exhibit 5.2(w);
          (q) a duly executed Trademark Assignment, substantially in the form attached hereto as Exhibit 5.2(x);
          (r) a duly executed Trademark License Agreement, substantially in the form attached hereto as Exhibit 19.4(a);
          (s) written consents from all persons, entities, Governmental Authorities and regulatory bodies whose consent to the transactions contemplated herein is required;
          (t) a certificate, dated as of the Closing Date and duly executed by an authorized officer of Buyer, certifying as to the fulfillment by Buyer of the conditions set forth in Section 5.1(a) required to be satisfied by Buyer;
          (u) an incumbency certificate, dated as of the Closing Date and duly executed by the Secretary or Assistant Secretary of Buyer, certifying the incumbency and attesting to the due appointment and authorization of the individuals signing, on behalf of Buyer, this Agreement and the Related Agreements;
          (v) copies of the resolutions of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Buyer’s Organizational Documents);
          (w) a short-form Good Standing Certificate issued by the Secretary of State for the State of Delaware in respect of Buyer and dated within ten (10) days of the Closing Date;
          (x) a resale certificate and any other certificates or instruments necessary for the sale and transfer of the Purchased Inventory free of any sales, excise or use Taxes of any Governmental Authority, all to be in form reasonably satisfactory to Sellers; and
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          (y) any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated hereby.
     5.4 Affiliates. Sellers shall cause any of their Affiliates to transfer and assign all right, title and interest in and to the Purchased Property, and possession and control thereof, to the extent held by any such Affiliate, to Buyer on or prior to the Closing Date.
     5.5 Termination.
          (a) Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:
               (i) by mutual written consent of Sellers, on the one hand, and Buyer, on the other hand;
               (ii) by any Party in the event the conditions set forth in Section 5.1 applicable to such Party have not been satisfied or waived, and the Closing has not occurred by the close of business on July 31, 2006 (the “End Date”). This provision shall not, however, apply to limit the liability of a Party who has willfully caused termination hereof by any act or failure to act in violation of the terms and provisions of this Agreement;
               (iii) by any Party in the event a court of competent jurisdiction in a suit instituted by a Third Person or Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting a material portion of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.
          (b) Procedure for and Effect of Termination. In the event of termination of this Agreement by the Parties under Section 5.5(a), written notice thereof shall be given by a Party so terminating to the other.
          (c) Return of Property. In the event of termination of this Agreement, Buyer shall promptly return all records, maps, files, papers, and other property of Sellers then in the possession of Buyer or its representatives.
          (d) Sellers’ Remedies. In the event this Agreement is terminated by Sellers due to Buyer breaching its representations, warranties or covenants contained in this Agreement such that the conditions precedent set forth in Section 5.1(a) to Sellers’ obligations to consummate the transactions contemplated herein shall not have been satisfied then, Sellers shall immediately be entitled to receive and collect the Deposit Escrow (together will any accrued interest thereon, if any) from the Escrow Agent, as further set forth in the Deposit Escrow Agreement as liquidated damages in full satisfaction of all Damages related or arising from such breach by Buyer (excluding Sellers’ right to recover attorneys’ fees and other expenses as provided pursuant to the Escrow Agreement incurred in enforcing Sellers’ rights pursuant to the Escrow Agreement). The Parties agree that the Deposit Escrow (together will any accrued interest thereon, if any) shall be a reasonable estimate of Sellers’ Damages in the event of any such termination and receipt of such Deposit Escrow shall be Sellers’ sole and exclusive remedy for any such Damages. Nothing contained herein shall limit the liability of Buyer for any breach of any covenant in this Agreement which is unrelated to Buyer’s obligation to close.
          (e) Buyer’s Remedies. In addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to enforce any provision of this
Purchase and Sale Agreement

Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     5.6 Entities to Receive Assets. Buyer will inform Sellers at least three (3) days prior to the anticipated Closing Date of the names of any Affiliate(s) of Buyer to whom the various portions of the Purchased Property are to be conveyed as of the Closing Date. In such event, the respective Affiliate shall be deemed to be a third party beneficiary of this Agreement to the extent relating to such Purchased Property so conveyed, and shall enjoy the same rights as Buyer in relation to such portion of the Purchased Properties that are conveyed to such Affiliate for so long as it remains an Affiliate of Buyer.
     5.7 Magellan Deposit. At the Closing, Buyer shall deliver to Magellan a security deposit in accordance with the Magellan Contract. It shall be an additional condition precedent to Sellers’ obligation to consummate the transactions contemplated by this Agreement that Magellan shall have returned or credited to Sellers all deposits held by Magellan under the Magellan Contract as of the Closing Date.
     5.8 Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any Contract which would otherwise be an Assigned Contract or any Right-of-Way but which is not permitted to be assigned in connection with the transaction contemplated by this Agreement (collectively, the “Unassigned Contract/ROWs”). In such event, the beneficial interest in and to each Unassigned Contract/ROW shall pass to Buyer at the Closing, and Sellers covenant and agree to cooperate with Buyer in any lawful and economically reasonable arrangement to provide Buyer with Sellers’ entire interest in the benefits under each of the Unassigned Contract/ROWs. Sellers shall exercise or exploit their respective rights and options under all Unassigned Contract/ROWs to the extent as reasonably directed by Buyer; provided, that Buyer shall be responsible for any liability incurred by any Seller pursuant to such direction. Buyer shall accept and be responsible for the burdens and perform the obligations under such Unassigned Contract/ROWs as subcontractor of Sellers, to the extent that such burdens and obligations would have constituted an Assumed Liability if such Unassigned Contract/ROW had been transferred to Buyer at the Closing. Sellers shall use Reasonable Efforts after the Closing to obtain all necessary consents to transfer and assign all Unassigned Contract/ROWs. Unassigned Contract/ROWs shall not be deemed to be Assigned Contracts unless and until Sellers obtain such consents to transfer. In the event the other party(ies) to an Unassigned Contract/ROW subsequently consent to the assignment of such Unassigned Contract/ROW to Buyer, Buyer shall thereupon agree to assume and perform all liabilities and the obligations arising thereunder after the date of such consent, at which time such Unassigned Contract/ROW shall be deemed a Purchased Property, without the payment of further consideration, and the obligations so assumed thereunder shall be deemed Assumed Liabilities. Sellers shall indemnify, defend and hold the Buyer Indemnities harmless from all Damages to the extent arising from or related to any Unassigned Contract/ROW to the extent Buyer is prevented from receiving Sellers’ entire beneficial interest in and to the Unassigned Contract/ROW; provided such Obligation to indemnify, defend and hold the Buyer Indemnities harmless shall not exceed an amount equal to the Purchase Price less the amount paid by Sellers, if any, pursuant to Section 14.1(a).
ARTICLE VI
ALLOCATION OF PROCEEDS AND PURCHASE PRICE
     6.1 Proceeds from Operations. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Purchased Property or the Business prior to the Effective Time shall be the property of Sellers and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit the same to Sellers. Except as expressly provided otherwise
Purchase and Sale Agreement

elsewhere herein or the Related Agreements, all proceeds attributable to the operation, ownership, use, or maintenance of or otherwise relating to the Purchased Property or the Business from and after the Effective Time shall be the property of Buyer and to the extent received by Sellers or their Affiliates, Sellers shall promptly and fully disclose, account for and transmit the same to Buyer.
     6.2 Purchase Price Allocation. Buyer and Sellers shall, at least three (3) days prior to the Closing Date, agree to allocate the Purchase Price (plus other capitalized costs and any allocation for any agreements described in line 6 of IRS Form 8594, to the extent required under the Code) among the Purchased Property (including the assets held by Pride Products) as set forth in Schedule 6.2, which will represent a reasonable determination in good faith of the fair market value of the Purchased Property (including the assets held by Pride Products). Sellers and Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code on IRS Form 8594 in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax Return, in any refund Claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other Party.
     6.3 Lease and Rental Payments. Lease and rental expenses payable pursuant to the terms of any Assigned Contracts that are lease or rental agreements shall be pro-rated between Buyer, on the one hand, and Sellers, on the other hand, based upon the number of days during the applicable lease or rental period each Party was entitled to the use of the equipment or property subject to such lease or rental agreement. The Purchase Price shall be increased by an amount equal to any such lease or rental payments paid by Sellers attributable to the period from and after the Effective Time. The Purchase Price shall be reduced by an amount equal to any such lease or rental payments payable by Buyer attributable to the period prior to the Effective Time. In the event the amount of any such lease or rental payment cannot be ascertained on the Closing Date, the pro-ration made on the Closing Date shall be made on the basis of the preceding lease or rental period, and to the extent that such pro-ration may be inaccurate, Sellers and Buyer agree and covenant to make such payment to the other Party promptly upon receipt of the lease or rental statements for each such agreement as is necessary to properly allocate such lease or rental payments on a pro-rated basis between Sellers and Buyer as of the Effective Time.
ARTICLE VII
UTILITIES
     7.1 Utilities. To the extent utilities have not been placed in Buyer’s name as of the Effective Time, charges and credits for water, electricity, sewage, gas and all other utilities shall be adjusted and apportioned between Sellers and Buyer through the Effective Time. To the extent such amounts are estimated on the Closing Date and such prorations are inaccurate, Sellers and Buyer agree to make such payment to the other after such amounts are correctly computed as is necessary to allocate such charges properly between Sellers and Buyer as of the Closing Date. If Buyer receives invoices for utilities for any period of time prior to the Effective Time, Buyer will promptly forward the invoices to Sellers for payment. Likewise, if Sellers receive invoices for utilities for any period of time on or after the Effective Time, Sellers will promptly forward the invoices to Buyer for payment. If new utility connections or meters are required for Buyer’s assumption of utility services, the cost shall be borne by Buyer. After the Closing, Buyer shall promptly place in its own name all utilities associated with the Purchased Property.
ARTICLE VIII
TAXES AND RELATED MATTERS
     8.1 Cooperation. Buyer and Sellers agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased
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Property, the Business or Pride Products as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any Proceeding relating to any Taxes. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Purchased Property, the Business or Pride Products and each shall execute and deliver such documents as are necessary to carry out the intent of this ARTICLE VIII.
     8.2 Property Taxes. All real estate, ad valorem and personal property Taxes shall be pro-rated between Buyer, on the one hand, and Sellers, on the other hand, as of the Closing Date regardless of when such general property Taxes are actually billed and payable. Such proration shall be based upon the number of days during the applicable tax period each Party owned the Purchased Property subject to such tax. At the Closing, Sellers’ portion of such general property Taxes attributable to the period prior to the Effective Time shall be deducted from the Purchase Price to be paid to Sellers to the extent such general property Taxes are payable after the Closing. At the Closing, Buyer’s portion of such general property Taxes attributable to the period after the Effective Time shall be added to the Purchase Price to be paid to Sellers to the extent such general property Taxes are paid by Sellers on or before the Closing. Buyer shall actually pay to the taxing authority all general property Taxes for the year of the Closing which are payable after the Closing. In the event the amount of any such general property Taxes cannot be ascertained as of the Closing Date, the pro-ration made as of the Closing Date shall be made on the basis of the preceding year Taxes, and to the extent that such pro-ration may be inaccurate, Sellers and Buyer agree to make such payment to the other after the tax statements have been received as is necessary to allocate such general property Taxes properly between Sellers and Buyer as of the Closing Date.
     8.3 Income Taxes. Notwithstanding anything in this Agreement to the contrary, Sellers shall be responsible for all income and capital gains Taxes, franchise Taxes and all other Taxes based on overall gross or net income of Sellers resulting from the sale of the Purchased Property, including any deemed sale of the assets held by Pride Products. All income and franchise Taxes attributable to Pride Products for Pre-Closing Tax Periods shall remain the responsibility of Sellers, and all deductions, credits and refunds pertaining to said Taxes, no matter when received, shall belong to Sellers. All income and franchise Taxes attributable to Pride Products for Post-Closing Tax Periods shall be the responsibility of Buyer.
     8.4 Transfer Taxes. Buyer shall pay and be responsible for any applicable transfer Taxes incurred in connection with the purchase and sale of the Purchased Property, including any federal, state or local sales, use, or excise Taxes, documentary transfer Taxes, realty transfer Taxes and charges or fees with respect to the transfer of real property or to the recordation of documents (excluding release of Lien documents) necessary for the transfer of real property that may be required for the transfer of the Purchased Property from Sellers to Buyer, whether levied on Sellers or Buyer. Buyer shall be responsible for, and will file all necessary Tax Returns and other documentation with respect to all such Taxes and remit, upon the request of Sellers, copies of the portions of such returns relevant to this Agreement and any necessary documentation to Sellers.
     8.5 Confidential Tax Information. Notwithstanding anything in this Agreement to the contrary, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax Return or other confidential Tax information.
     8.6 Deferred Like-Kind Exchange Cooperation. If so requested by a Party, the other Party shall, at no cost or obligation to such other Party, cooperate in structuring and completing all or a portion of this transaction so as to effect a disposition of “relinquished property” in connection with a multiple party deferred like-kind exchange pursuant to Section 1031 of the Code. In particular, Buyer hereby consents to the assignment of an interest in the Purchased Property to a “qualified intermediary” prior to
Purchase and Sale Agreement

the Closing hereunder and the assignment by Sellers to such “qualified intermediary” of Sellers’ right to receive the Purchase Price hereunder. The terms “qualified intermediary,” and “relinquished property” as used herein shall have the meanings ascribed to them in Treasury Regulations Section 1.1031(k)-1. The requesting Party agrees to indemnify and hold harmless the other Party from any costs, expenses and Claims relating to its cooperation arising out of a like-kind exchange of the requesting Party, which indemnity shall survive the Closing. Nothing in this Section 8.6 is intended to relieve any Party from its obligations hereunder.
     8.7 Other Taxes. Except as provided pursuant to Sections 8.2, 8.3 and 8.4, Sellers shall be liable for all Taxes with respect to the Business, Pride Products and the Purchased Property for Pre-Closing Tax Periods and Buyer shall be liable for all Taxes with respect to the Business, Pride Products and the Purchased Property for Post-Closing Tax Periods; provided, however, Sellers shall be liable for all Taxes with respect to the Retained Inventory.
ARTICLE IX
SELLERS’ REPRESENTATIONS
     Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof the following:
     9.1 No Brokers. Sellers have not incurred any Obligation, contingent or otherwise, nor made any agreement with respect to any broker or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will be in any way liable.
     9.2 Organization.
          (a) Pride Company is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on business in the State of Texas.
          (b) Pride Refining is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly qualified to carry on business in the State of Texas.
          (c) Pride Marketing is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly qualified to carry on business in the State of Texas.
     9.3 Power and Authority. Each Seller has the power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.
     9.4 Authorization and Enforceability. The execution, delivery, and performance by each Seller of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of each Seller. This Agreement has been duly executed and delivered on behalf of each Seller, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by each Seller shall have been duly executed and delivered by each such Seller. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding Obligations of each Seller party thereto enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
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     9.5 Investment Company Act; PUHCA. No Seller is (1) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended or (3) a “foreign person” within the meaning of Section 1445 of the Code.
     9.6 Violations of Law. Except as set forth in Schedule 9.6, to Sellers’ Knowledge, Sellers are not in violation of any Law in connection with their ownership, use or operation of the Purchased Property or the Business, except for such violations as would not have a Material Adverse Effect.
     9.7 Taxes. There are no Liens for unpaid Taxes on, pending against or, to Sellers’ Knowledge, threatened against the Purchased Property or the assets of Pride Products, other than Liens for Taxes not yet due and payable. Neither the IRS nor any other Governmental Authority is asserting or, to Sellers’ Knowledge, threatening to assert against Sellers, Pride Products or any of their Affiliates any deficiency or Claim for additional Taxes or any adjustment of Taxes that could result in the placing of a Tax Lien upon the Purchased Property or the assets of Pride Products. Each of the Sellers, Pride Products and their respective Affiliates have filed (or will cause to be filed on or before the Closing Date) all Tax Returns relating to the Business and Purchased Property that are required to be filed on or before the Closing Date, and such Tax Returns are (and will be) true, correct and complete in all material respects and were (and will be) prepared in conformity with all applicable Laws, and each of the Sellers, Pride Products and their respective Affiliates have paid (or will pay when due) all Taxes relating to the Business and the Purchased Property whether or not shown as due on such Tax Returns that are due, or claimed to be due by any Governmental Authority, and are attributable to any taxable period or portion thereof that ends on or before the Closing Date except for amounts being contested in good faith by appropriate Proceedings. Buyer will not be liable, as a result of the transactions contemplated by this Agreement, for Taxes of Sellers or Pride Products relating to the Business or the Purchased Property for any Pre-Closing Tax Period whether by Law, contract or otherwise except to the extent expressly provided in this Agreement or the Related Agreements. None of the Assumed Liabilities nor any liability of Pride Products includes: (i) an obligation to make a payment to any Person under any Tax allocation or Tax-sharing agreement; (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Buyer or Pride Products after the Closing; or (iv) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person. Other than the Partnership Interests, none of the Purchased Property nor any asset held by Pride Products includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person, and none of the Purchased Property or the assets held by Pride Products is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Pride Products is, and at all times prior to the Closing has been since its formation, classified as a disregarded entity for U.S. federal Tax purposes.
     9.8 Permits. To Sellers’ Knowledge, (i) Schedule 9.8 contains a true and complete list of Sellers’ material Permits used in connection with the Purchased Property or the Business as of the date of this Agreement, (ii) the Permits set forth in Schedule 9.8 are all of the Permits which are necessary for the operation of the Business as of the date of this Agreement, except for such Permits in which the failure to possess would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) Sellers have performed all Obligations required to be performed by them to date under the Permits set forth in
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Schedule 9.8, and are not in default under any Obligation of any such Permits, except for such Obligations as would not have a Material Adverse Effect.
     9.9 Necessary Assets. To Sellers’ Knowledge and except for the Excluded Assets, the Purchased Property constitutes all of the material properties and assets necessary for the operation of the Tanks, Pipelines, and Terminals and the Business as they are currently operated; provided, however, that Sellers make no representation or warranty in this Section 9.9 regarding the value, quality or condition of any of the Purchased Property. Additionally, the Refinery Equipment does not constitute all of the equipment previously used by Sellers in the operation of the Refinery.
     9.10 Legal Proceedings. Except as set forth in Schedule 9.10, (a) there are no Proceedings pending or, to Sellers’ Knowledge, threatened to which Sellers or Pride Products is (or to Sellers’ Knowledge is threatened to be made) a party and which directly or indirectly relates to the Purchased Property or the Business or seeks to prevent or make illegal the consummation by Sellers of the transactions contemplated by this Agreement, and (b) there are no material orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Sellers or Pride Products pertaining to any portion of the Purchased Property.
     9.11 Debt and Long-term Liabilities. As of the Closing, the Purchased Property will be free and clear of any outstanding debt and all long-term liabilities which would be recorded under generally accepted accounting principles except for environmental Obligations expressly assumed by Buyer hereunder.
     9.12 Consents and Preferential Purchase Rights.
          (a) Other than with respect to (i) obtaining the consents or waivers set forth in Schedule 9.12(a) and (ii) as is otherwise expressly set forth in this Agreement and in the Related Agreements, no consent, approval of or by, or filing with or notice to any Person is required to be obtained with respect to Sellers or any of their Affiliates in connection with the execution, delivery or enforceability of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not have a Material Adverse Effect on the Purchased Property or the Business.
          (b) There are no preferential purchase rights or options or other rights that are held by any Person to purchase or acquire any interest in the Purchased Property that shall be triggered or become operative as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, except as would not have a Material Adverse Effect.
     9.13 No Breach, Conflict. Subject to obtaining the consents and waivers referred to in Section 9.12(a), the execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby and the compliance by Sellers with the provisions hereof and thereof does not and will not (i) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any Lien upon the Purchased Property under any of the terms, conditions or provisions of the Organizational Documents of Sellers or Pride Products or under any contract or agreement to which Sellers or Pride Products is a party, or by which the Purchased Property are otherwise bound, or (ii) violate any applicable Law to which Sellers or Pride Products is subject, or by which Sellers, Pride Products or their assets or properties may be bound, except in each case where such
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violation, conflict, breach, default, termination or acceleration or Lien would not have a Material Adverse Effect.
     9.14 Financial Statements. Schedule 9.14 sets forth the following financial statements (collectively the “Financial Statements”):
          (a) audited balance sheet and statements of income, changes in partner equity and cash flow as of and for the fiscal years ended December 31, 2003, 2004 and 2005 for Pride Company;
          (b) unaudited balance sheet and statements of income, changes in partner equity and cash flow as of and for the five (5) months ended May 31, 2006 for Pride Company (the “Most Recent Financial Statements”).
The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Sellers as of such dates and the results of operations of Sellers for such periods, are correct and complete in all respects, and are consistent with the books and records of Sellers, except as would not have a Material Adverse Effect; provided, however, that the Most Recent Financial Statements (i) are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items and (ii) do not consolidate ABQ Aviation LLC.
     9.15 Title. Sellers have good and indefeasible title to and ownership of all of the Purchased Property, except for Purchased Property sold, consumed or otherwise disposed of prior to the Effective Time in the ordinary course of business and consistent with past practices, free and clear of any Liens, other than Permitted Encumbrances.
     9.16 Real Properties.
          (a) Schedule 2.1(f) sets forth a complete and correct list of all the Real Property used or held for use in the Business. No portion of the Real Property is leased by or to Sellers, except as provided pursuant to Schedule 9.16(a).
          (b) To Sellers’ Knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities necessary for the Business are adequately available to service the Real Property as presently used by Sellers.
          (c) To Sellers’ Knowledge, the Real Property has access to a public street adjoining the Real Property, and such access is not dependent upon any land or other real property interest that is not included in the Real Property.
          (d) Sellers have no Knowledge of any pending or contemplated special assessment or reassessment of any parcel included in the Real Property that would result in a material increase in the real property Taxes with respect to such parcel excluding any reassessment of the parcels included in the Real Property related to the transactions contemplated by this Agreement.
          (e) There are no pending, or to Sellers’ Knowledge, threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Real Property.
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     9.17 Commitments. Schedule 9.17 contains an accurate and complete list of all Contracts to which Sellers, Pride Products or any of their Affiliates are a party and which are related Primarily to the Business, but not otherwise listed in Schedule 2.4, and that require total payments to or by Sellers, Pride Products or any of their Affiliates of at least Fifty Thousand Dollars ($50,000) annually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate relating to the Business or by which any of the Purchased Properties are bound (such Contracts, including the Assigned Contracts, are collectively the “Commitments”). Sellers have delivered to Buyer accurate and complete copies of all Assigned Contracts, together with all amendments thereto, to the extent in Sellers’ possession or control. There are no oral Assigned Contracts and no oral terms or conditions to any Assigned Contracts, except for rack sales conducted in the ordinary course of business. The Purchased Property is not subject to any leasehold interests except for the leases identified and set forth in Schedules 2.1(j) and 9.16(a) and excluding leases for miscellaneous office equipment incurred in the ordinary course of business. Each Commitment is in full force and effect and is a legal, valid and binding obligation of the Seller party thereto, enforceable against such Seller in accordance with its terms (and to Sellers’ Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as specified in Schedule 9.17, Sellers are not, nor, to Sellers’ Knowledge, is any other party thereto, in default under any of the Commitments where such defaults would result in a Material Adverse Effect on the Purchased Property or the Business. Except as specified in Schedule 9.17, Sellers have not received written notice of any actual or threatened cancellation or termination of any Commitment from any party thereto. Sellers shall be permitted to supplement and amend Schedule 9.17 prior to the Closing with Commitments to which Sellers have entered in the normal course of business during the Interim Period.
     9.18 Environmental Matters. The sole representations and warranties of Sellers with respect to environmental matters are set forth in this Section 9.18. To the extent representations and warranties in other sections of this Agreement also could apply to environmental matters, including matters related to, arising under or concerning Environmental Laws, such representations and warranties shall be construed for all purposes to exclude all environmental matters and to apply to matters other than environmental matters. To Sellers’ Knowledge and except as set forth in Schedule 9.18:
          (a) Neither Sellers nor any prior owner of the Purchased Property or operator of the Business has caused or permitted the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the Purchased Property in violation of applicable Environmental Laws, except as would not reasonably be expected to have an Environmental Material Adverse Effect.
          (b) With respect to the current operation of the Purchased Property and the Business, Sellers and Pride Products are in compliance with applicable Environmental Laws, except for such non-compliance that would not reasonably be expected to have an Environmental Material Adverse Effect.
          (c) Schedule 9.8 includes all Environmental Permits necessary to operate the Purchased Property and the Business in the manner they are currently operated, all such Environmental Permits have been duly obtained or filed and are in full force and effect, and Sellers and Pride Products are in compliance with such Environmental Permits, except for such non-compliance that would not reasonably be expected to have an Environmental Material Adverse Effect. The current operation of the Purchased Property and the Business do not provide a basis for revocation or suspension of any Environmental Permit related to the operation of the Purchased Property or the Business.
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          (d) There are no Proceedings pending or threatened against Sellers or Pride Products that are based upon or arise under any Environmental Law and that relate to the Purchased Property or the Business.
          (e) Except as would not reasonably be expected to have an Environmental Material Adverse Effect, there are no Environmental Liabilities pending or threatened by or before any court or any other Governmental Authority directed against Sellers or Pride Products relating to the operation of the Purchased Property or the Business that pertain or relate to (i) any Remedial Actions under any applicable Environmental Law, (ii) violations by Sellers or Pride Products of any Environmental Law, or (iii) personal injury or property damage Claims relating to a Release of Hazardous Materials.
          (f) None of the Purchased Property is encumbered by a Lien arising or imposed under Environmental Laws.
          (g) Except for materials referred to in Section 17.1, there are no Hazardous Materials present in or on the soil, sediments, surface water or ground water on, under or from or migrating from any of the Real Property or Rights-of-Way in amounts that are reasonably likely to give rise to an Obligation to conduct a Remedial Action.
          (h) Sellers have made available to or provided Buyer with true, accurate and complete copies of all of Sellers’ Integrity Management Plans, Operator Qualifications, Public Awareness (API 1162), Spill Prevention Control & Countermeasures, Facility Response Plans, pipeline test reports (including hydro-test and in-line inspection reports), Railroad Commission/DOT Inspection reports and Operation, Maintenance and Emergency Manuals.
          (i) Sellers and Pride Products have made available to or provided Buyer with copies of reports in their possession reflecting the Environmental Conditions of the Purchased Property.
          (j) There is no Ongoing Remedial Work at or on any of the Purchased Property.
          (k) Pride Products has not disposed of, or arranged for the transportation, treatment, storage, recycling or disposal of, any Hazardous Materials at any Third Person treatment, storage, disposal or recycling facility.
          (l) There are no underground storage tanks or associated piping (“UST Systems”) present on or at any of the Purchased Property and any UST Systems previously present on or at any of the Purchased Property were removed in accordance with all applicable Laws including federal underground storage tank regulations.
          (m) Schedule 9.18(m) sets forth certain waste disposal, releases, fires and incidents that have occurred at the Refinery Real Property that may have impacted the Purchased Property. No Remedial Actions would be required on the Purchased Property as a result of the waste disposal, releases, fires or incidents set forth on Schedule 9.18(m). The disclosure of the matters set forth in Schedule 9.18(m) shall not modify, qualify, or expand the obligations assumed by Buyer pursuant to Section 3.6 (Assumed Liabilities).
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     9.19 Pride Products.
          (a) Pride Products is a general partnership duly organized and validly existing under the Laws of the State of Texas and is duly qualified to carry on business in the State of Texas. Pride Products has all necessary partnership power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. As of the Closing, Pride Products shall not own, directly or indirectly, any interest in any corporation, partnership, joint venture or other entity.
          (b) True, correct and complete copies of the partnership agreement and all other Organizational Documents of Pride Products have been delivered to Buyer prior to the date hereof.
          (c) Pride Company and Pride Marketing are the sole record and beneficial partners of Pride Products. Pride Company and Pride Marketing own the Partnership Interests free and clear of any Liens, voting agreements, voting trusts or other encumbrances. The Partnership Interests have been duly authorized and validly issued. Pride Products does not have outstanding any convertible securities, options, warrants, contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional partnership interests. Pride Products is not subject to any Obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any ownership interest in Pride Products. There are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of additional partnership interests in Pride Products.
          (d) The Partnership Interests are not evidenced by certificates.
          (e) Except as set forth in Schedule 9.19(e), Pride Products is not the record or beneficial owner of any assets whatsoever other than the Magellan Contract and rights directly related thereto.
          (f) Except as set forth in Schedule 9.19(e), Pride Products does not have, and since the date of its formation has not had, any direct or indirect Obligations for any Contract(s) other than the Magellan Contract.
          (g) Pride Products does not have, and since the date of its formation has not had, any full time, part time or contract employees.
          (h) Pride Company and Pride Marketing represent and warrant that neither has any Claim, demand, cause of action, complaint or other liability against Pride.
          (i) No consent is required for the transfer or assignment of the Partnership Interests to Buyer as contemplated by this Agreement.
     9.20 Magellan Contract.
          (a) Sellers have delivered to Buyer an accurate and complete copy of the Magellan Contract, together with all amendments thereto. There are no oral terms to the Magellan Contract.
          (b) The Magellan Contract is in full force and effect and is a legal, valid and binding obligation of Pride Products, enforceable against Pride Products in accordance with its terms (and to Sellers’ Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the
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enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          (c) Pride Products is not, nor to Sellers’ Knowledge, is any other party thereto, in default under the Magellan Contract where such defaults would result in a Material Adverse Effect on the Purchased Property or the Business.
          (d) Neither Pride Products nor the Sellers have received written notice of any actual or threatened cancellation or termination of the Magellan Contract from any party thereto.
          (e) The execution and delivery of this Agreement by Sellers and the performance and consummation by Sellers of the transactions contemplated herein will not violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by the Magellan Contract.
          (f) To Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to contravene, conflict with or result in a breach of, or give any Person the right to declare a default or exercise any remedy under the Magellan Contract.
          (g) To Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to prevent Buyer from renewing and extending the term of the Magellan Contract pursuant to its terms provided that Buyer performs under the Magellan Contract consistent with the performance of Pride Products since January 1, 2006.
     9.21 Magellan Lease.
          (a) Sellers have delivered to Buyer an accurate and complete copy of the Magellan Lease, together with all amendments thereto. There are no oral terms to the Magellan Lease.
          (b) The Magellan Lease is in full force and effect and is a legal, valid and binding obligation of Pride Company, enforceable against Pride Company in accordance with its terms (and to Sellers’ Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          (c) Pride Company is not, nor to Sellers’ Knowledge, is any other party thereto, in default under the Magellan Lease where such defaults would result in a Material Adverse Effect on the Purchased Property or the Business.
          (d) Sellers have not received written notice of any actual or threatened cancellation or termination of the Magellan Lease from any party thereto.
          (e) The execution and delivery of this Agreement by Sellers and the performance and consummation by Sellers of the transactions contemplated herein will not violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by the Magellan Lease.
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          (f) To Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to contravene, conflict with or result in a breach of, or give any Person the right to declare a default or exercise any remedy under the Magellan Lease.
     9.22 Employee Benefit Plans. No event has occurred and no condition exists with respect to any Employee Benefit Plan that will subject Buyer or the Purchased Property subsequent to the Closing to any Tax, Lien or Loss under applicable Laws.
     9.23 Labor Relations. Except as would not have a Material Adverse Effect, there is no labor strike, stoppage, lockout or dispute or material slowdown pending or, to Sellers’ Knowledge, threatened by Persons employed in connection with the Business. Neither Sellers nor Pride Products is a party to or bound by any collective bargaining agreement with any labor organization.
     9.24 Bankruptcy.
          (a) There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Sellers’ Knowledge, threatened against Sellers or Pride Products.
          (b) To Sellers’ Knowledge, all Obligations of Sellers and any of its Affiliates under (i) the Third Amended and Restated Joint Plan of Reorganization of Pride Companies, L.P. and Pride Refining, Inc., as amended and modified, (ii) the Findings of Fact, Conclusions of Law and Order Confirming The Debtors’ Third Amended and Restated Plan of Reorganization, As Modified entered on January 11, 2002, and (iii) the Bankruptcy Code, each with respect to (A) Case No. 01-10041-RLJ-11 In re Pride Companies, L.P. and (B) Case No. 01-10043-RLJ-11 In re Pride Refining, Inc., in the United States Bankruptcy Court for the Northern District of Texas, Abilene Division, have been fully and completely satisfied or discharged and no other Obligations are outstanding.
     9.25 Purchased Intellectual Property. To Sellers’ Knowledge and except as set forth in Schedule 9.25 (a) there are no outstanding written assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, with respect to the Purchased Intellectual Property inconsistent with this Agreement, (b) Sellers are aware of no Person or entity other than the Parties hereto having any claim of ownership to the Purchased Intellectual Property, and (c) the Purchased Intellectual Property does not materially infringe or constitute a material misappropriation of the rights of any Third Person and Sellers have no Knowledge of any written claim to that effect. Sellers assign all Claims and causes of action for any past or present infringement of the Purchased Intellectual Property to Buyer, and Buyer shall have the right to recover any Damages for any past or present infringement of the Purchased Intellectual Property.
     9.26 Pipelines.
          (a) Pride Company is the sole operator and manager of the Pipelines.
          (b) Sellers have delivered or made available to Buyer accurate and complete copies of all tariffs related to the Pipelines.
          (c) To Sellers’ Knowledge, each Seller and Pride Products is in compliance with any tariff which is binding upon such Seller or Pride Products, except as would not have a Material Adverse Effect.
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          (d) There are no administrative or regulatory Proceedings pending, or to Sellers’ Knowledge, threatened, against any of the Sellers or Pride Products the result of which are reasonably likely to materially change, alter, or modify the rates, charges or fees for transportation services related to the Pipelines or any other terms and conditions of service currently in effect under the tariffs currently in effect.
          (e) Each of the Pipelines has been owned by Sellers for a period of time greater than ten (10) years.
ARTICLE X
BUYER’S REPRESENTATIONS
     Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date the following:
     10.1 Independent Investigation.
          (a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN ARTICLE IX HEREOF AND ELSEWHERE IN THIS AGREEMENT AND IN THE RELATED AGREEMENTS, BUYER ACKNOWLEDGES THAT (1) SELLERS ARE SELLING AND BUYER IS ACQUIRING THE PURCHASED PROPERTY ON AN “AS IS”, “WHERE IS” BASIS, WITHOUT ANY REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASED PROPERTY (EXPRESS, IMPLIED OR STATUTORY), (2) SELLERS HAVE NOT MADE AND ARE NOT MAKING ANY REPRESENTATION OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE WITH REGARD TO THE PURCHASED PROPERTY AND SELLERS HAVE EXPRESSLY DISCLAIMED ANY SUCH WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), AND (3) SELLERS HAVE NOT AND DO NOT WARRANT DESCRIPTION, VALUE, QUALITY, OR CONDITION OF ANY OF THE PURCHASED PROPERTY (INCLUDING THE PIPELINES, TANKS, TERMINALS, APPURTENANT OR ASSOCIATED EQUIPMENT, REFINERY EQUIPMENT OR OTHER REAL OR PERSONAL PURCHASED PROPERTY LOCATED ON OR INCLUDED IN THE PURCHASED PROPERTY). BUYER FURTHER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE AND ARE NOT MAKING ANY REPRESENTATION OR WARRANTY CONCERNING THE PRESENT OR FUTURE VALUE OF THE POSSIBLE INCOME, COSTS OR PROFITS IF ANY, TO BE DERIVED FROM THE PURCHASED PROPERTY. BUYER HAS MADE INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES, AND EVALUATIONS OF THE PURCHASED PROPERTY AND HAS SATISFIED ITSELF WITH RESPECT TO THE CONDITION OF THE PURCHASED PROPERTY.
          (b) Buyer acknowledges that portions of the Purchased Property have been used in the past for the refining, storage, and transportation of refined petroleum products or crude oil and may have been the subject of one or more Releases of refined petroleum products or crude oil as a result of its use; provided, however, the preceding acknowledgement shall not alter, limit, diminish or impair the representations, warranties, covenants and agreements of Sellers pursuant to this Agreement and the Related Agreements.
     10.2 Investment. Buyer is acquiring the Purchased Property for its own benefit and account and not with the intent of distributing fractional undivided interests thereof as would be subject to regulation by federal or state securities Laws.
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     10.3 Evaluation by Buyer. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the Purchased Property and has formed an opinion based solely upon Buyer’s knowledge and experience and not upon the Offering Memorandum or any representations or warranties by Sellers or any of their representatives other than Sellers’ representations set forth in ARTICLE IX hereof and elsewhere in this Agreement and in the Related Agreements.
     10.4 Transfer Restrictions. To the extent not provided elsewhere in this Agreement or the Related Agreements, Buyer assumes the risk of any transfer restrictions or renegotiation requirements associated with, or the expiration of, any Rights-of-Way, Permits, franchises, Assigned Contracts or other agreements applicable to the Purchased Property.
     10.5 Compliance with Laws. Buyer is in compliance with all applicable Laws.
     10.6 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and at the Closing will be duly qualified to carry on business in the states in which the ownership of the Purchased Property requires it to be qualified.
     10.7 No Brokers. Buyer has not incurred any Obligation or liability, contingent or otherwise, nor has it made any agreement with respect to any broker or finder’s fees arising out of or in any way related to the transaction contemplated by this Agreement for which Sellers will be in any way liable.
     10.8 Power and Authority. Buyer has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby.
     10.9 Authorization and Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered by Buyer. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
     10.10 Investment Company Act and PUHCA. Buyer is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (c) a “foreign person” within the meaning of Section 1445 of the Code.
     10.11 Consents. Other than with respect to (a) obtaining the consents or waivers set forth in Schedule 10.11 and (b) as is otherwise contemplated in this Agreement and in the Related Agreements, to Buyer’s Knowledge, no consent, approval of or by, or filing with or notice to any other Person is required to be obtained with respect to Buyer or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby.
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     10.12 No Breach, Conflict. Subject to obtaining the consents and waivers set forth in Schedule 10.11, the execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (a) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets or properties of Buyer or any of its Affiliates under any of the terms, conditions or provisions of the Organizational Documents of Buyer or any of its Affiliates or under any contract or agreement to which Buyer or any of its Affiliates is a party, or by which any of their respective properties or assets is otherwise bound, or (b) violate any applicable Law to which Buyer or any of its Affiliates is subject, or by which Buyer or any of its Affiliates or their respective assets or properties may be bound, except in each case where such violation, conflict, breach, default, termination or acceleration or Lien would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby.
     10.13 No Knowledge of Misrepresentations. Buyer has no Knowledge that any representation or warranty of Sellers in this Agreement is not true and correct in all material respects as of the date given that has not been discussed with Sellers by Buyer’s counsel.
ARTICLE XI
PRE-CLOSING COVENANTS OF SELLERS AND BUYER
     11.1 General. Sellers and Buyer will each use their respective Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the conditions precedent set forth Section 5.1).
     11.2 Operation of the Business. During the Interim Period, Sellers shall conduct the Business (including conducting maintenance and repairs) in the ordinary course of business consistent with past practices. Subject to compliance with applicable Law, Sellers will during the Interim Period (a) confer on a regular and frequent basis with one or more representatives of Buyer to report on the general status of the Purchased Property and the Business and (b) promptly provide to Buyer or its representatives copies of all filings made with any Governmental Authority during such period. Sellers shall operate the Business and the Purchased Property in material compliance with all applicable Laws.
     11.3 Preservation of the Business and Purchased Property. Sellers will use all commercially reasonable efforts to maintain the Business and Purchased Property substantially intact consistent with past practices, including their present operations, physical facilities, working conditions and relationships with suppliers, customers and Employees and will not take any action that would reasonably be expected to detrimentally affect the Business or Purchased Property. With respect to repairs and replacements that become necessary during the Interim Period, Sellers shall repair or replace (with similar grade, quality and condition) Purchased Property with reasonable promptness consistent with Sellers’ operation of the Purchased Property or conduct of the Business prior to the date hereof. Without limiting the generality of the preceding sentence, Sellers shall make repairs in accordance with past practices related to the hail storm damage incurred during May, 2006 at the Terminal located in Abilene, Texas or at Sellers’ option deliver to Buyer all related insurance proceeds received by Sellers.
     11.4 Notice of Developments. Sellers will give prompt written notice to Buyer of any developments occurring after the date of this Agreement which cause, or reasonably could be expected to cause, any of the representations and warranties in ARTICLE IX to be inaccurate as of the date of this Agreement or the Closing Date. Buyer will give prompt written notice to Sellers of any developments
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occurring after the date of this Agreement which cause, or reasonably could be expected to cause, any of the representations and warranties in ARTICLE X to be inaccurate as of the date of this Agreement or the Closing Date. No disclosure by any Party pursuant to this Section 11.4 shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach of warranty or covenant.
     11.5 Employees.
          (a) As soon as practicable after the execution of this Agreement, Sellers and Buyer shall announce to the employees of Sellers (the “Employees”) the proposed purchase and sale of the Purchased Property, and Buyer shall have the opportunity to make presentations regarding Buyer’s benefit plans and other terms of employment to the Employees as a group, as well as individually, all in accordance with a protocol to be agreed between Sellers and Buyer.
          (b) Buyer shall be entitled, but not obligated, to make offers of employment to the Employees, at the sole and absolute discretion of Buyer and on terms satisfactory to Buyer. In connection therewith, the Sellers will permit Buyer to have full access to all Employees for the purpose of interviews and evaluations conducted in connection with Buyer’s assessment of whether to extend offers of employment pursuant hereto. Notwithstanding the foregoing, in making hiring determinations pursuant to Section 11.5(b), Buyer shall comply with all applicable Laws respecting employment offers and hiring including the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act.
          (c) Sellers agree to use Reasonable Efforts to assist Buyer in the orderly transition to Buyer of any Employees who accept Buyer’s offer of employment.
          (d) To the maximum extent permitted by applicable Law, Sellers shall indemnify, defend and hold Buyer Indemnitees harmless against all Claims and Damages to the extent arising out of Claims by current or former Employees that arise prior to, on, or after the Closing Date to the extent related to their employment with, or the termination of their employment from, Sellers or their Affiliates including Claims related to accrued vacation, severance pay and other employee benefits.
     11.6 Financial Statements. In the event that Buyer determines, in consultation with its legal and accounting advisors, that Buyer must have audited financial statements meeting Regulation S-X of the Securities and Exchange Commission (the “SEC”) with respect to the Purchased Property or the Business, then Buyer may notify Sellers of such determination and Sellers and their Affiliates will thereupon commence the preparation of (and cause their auditors to cooperate with and assist in the preparation of) and deliver to Buyer audited financial statements meeting the requirements of the SEC’s Regulation S-X with respect to the Purchased Property and Business; provided, that Buyer provides such notice prior to March 31, 2007. All reasonable costs and expenses incurred by Sellers in preparing such financial statements for Buyer (excluding salaries and benefits attributable to Seller Principals) shall be for Buyer’s account and shall be promptly reimbursed, upon submission of invoice by Sellers.
     11.7 Application for Environmental Insurance.
          (a) Buyer and Sellers intend to obtain environmental insurance to address environmental matters arising out of the operation of the Terminals, Pipelines, Tanks and the Refinery, as described in more detail below, other than those environmental matters for which indemnification is specifically provided by Sellers to Buyer in this Agreement. In this connection Sellers and Buyer agree to use Reasonable Efforts to obtain, on or before July 10, 2006, a commitment from an insurer to provide environmental insurance (the “Environmental Insurance”) at the Closing under the following parameters: (i) the insurance is underwritten by an insurer reasonably acceptable to Buyer and Sellers
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provided that AIG, Chubb, and XL and other similarly positioned insurance companies shall be deemed to be acceptable insurers; (ii) the insurance policy shall provide for TEN MILLION DOLLARS ($10,000,000) of coverage, a minimum ten (10) year term and a maximum deductible of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) per occurrence; (iii) Buyer shall be named as the first named insured and Sellers will be named as additional named insureds; (iv) the policy will be in a form and scope reasonably acceptable to Buyer (e.g., coverage for historical issues other than criminal fines, penalties, and punitive damages); (v) this Agreement will be listed as an insured contract; and (vi) the policy will have exclusions which are customary and of a nature which should be acceptable to a reasonably prudent pipeline operator similarly situated.
          (b) Sellers agree to provide to Buyer’s insurance broker true and complete copies of any environmental studies, reports, or analyses documenting Releases or Environmental Conditions on, at, or under the Pipelines, the Terminals, the Tanks, and the Refinery, and other information as may reasonably be requested by the insurance broker or the insurers in order to issue the Environmental Insurance.
          (c) Buyer agrees to provide Sellers with copies of all correspondence between potential carriers and Buyer with respect to the efforts to obtain such insurance including copies of all requests for information and proposals and requests to conduct environmental assessments. Sellers shall, furthermore, be entitled to participate in all conferences, meetings and site visits with representatives of the potential insurers.
          (d) The Environmental Insurance shall provide coverage for remediation expenses, legal fees, and third party claims arising out of pre-closing Releases on, at, or underlying the Terminals, the Tanks, the Pipelines and the Real Property.
          (e) The premium for the Environmental Insurance shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer provided that neither Buyer nor Sellers will be required to contribute in excess of TWO HUNDRED EIGHTY THOUSAND DOLLARS ($280,000) each towards payment of such premium.
          (f) Notwithstanding anything in this Agreement to the contrary, in the event that a commitment for the Environmental Insurance pursuant to the terms hereof is not obtained by Buyer on or before July 10, 2006, then Buyer may, at its option, terminate this Agreement by providing written notice to Sellers of such termination prior to the close of business on July 20, 2006.
     11.8 Governmental Filings. During the Interim Period, each Party shall promptly provide to the other Party or its representatives copies of all filings made with any Governmental Authority during such period which relate to the transactions contemplated by this Agreement or the Business.
ARTICLE XII
PRE-ACQUISITION REVIEW
     12.1 Access to Information. During the Interim Period, at Buyer’s expense and subject to the Confidentiality Agreement, Sellers will, and will cause their Affiliates to, (a) permit Buyer and its Affiliates and their authorized representatives full access during normal business hours and upon reasonable notice to the Purchased Properties and the Business, subject to Sellers’ reasonable policies and regulations regarding safety and security, and to Sellers’ or its Affiliates’ personnel (b) permit Buyer and its Affiliates and their authorized representatives to make such inspections as they may reasonably request, including any investigation Buyer deems necessary or appropriate to inspect the environmental condition of the Business or the Purchased Properties, provided that such environmental investigation
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shall not include the performance of any surface or subsurface soil or surface or ground water sampling, monitoring, borings, or testing, and (c) cause its officers, employees and agents to furnish Buyer and all such persons with such financial and operating data and other information, including assessments, reports, or other information regarding environmental matters pertaining to the Business or the Purchased Property and relevant to the continuing operations of the Business or relevant to the transition of ownership and operation of the Business hereunder, that is available with respect to the Purchased Property and the Business as they may from time to time reasonably request. Without limiting the generality of the preceding, Buyer shall have access to (i) Sellers’ pipeline manuals used in the operation of the Pipelines or (ii) the process used by Sellers for integrity assessments. Buyer shall provide Sellers with copies of any reports prepared as a result of such investigation by consultants of Buyer concerning the condition of the Purchased Property,
     12.2 Information is Confidential. Except as required by Law, all information acquired by Buyer in any inspection, inventory, study, or examination of the Purchased Property, and the results of any analysis thereof, shall be kept confidential prior to Closing by Buyer from anyone other than Sellers in accordance with the Confidentiality Agreement. Should Buyer be required by any Law to disclose any information concerning the Purchased Property, Buyer shall notify Sellers at least five (5) days prior to Buyer’s disclosure of such information.
     12.3 Indemnity. Buyer shall indemnify, defend and hold harmless Seller Indemnitees from any and all Claims and Damages to the extent arising from the exercise of Buyer’s rights under this ARTICLE XII, except to the extent the indemnified event or occurrence arises from or is caused by the negligence or fault of Seller Indemnitees. Sellers shall have the right at all times to participate in the preparation for and conducting of any hearing or trial related to this indemnification provision, as well as the right to appear on its own behalf or to retain separate counsel to represent itself at any such hearing or trial.
ARTICLE XIII
TITLE AND SURVEY
     13.1 Conveyances. At the Closing, Sellers shall transfer to Buyer title to the Purchased Property. In the case of the Real Property, it shall be transferred at the Closing by means of a Special Warranty Deed in substantially the form attached hereto as Exhibit 13.1.
     13.2 Title Insurance. With respect to each of the Real Properties, Buyer will be entitled to obtain one or more title insurance commitments (collectively, the “Title Commitment”) at Buyer’s sole expense, showing all matters affecting title to the Real Properties and binding Stewart Title Guaranty Company, National Title Services of Houston, Texas (the “Title Company”) to issue to Buyer at the Closing one or more Owner Policy of Title Insurance (collectively, the “Owner’s Policy”), such policy to be on the standard form of policy prescribed by the Texas Board of Insurance and in the amount of the Purchase Price allocated to each of the Real Properties and related Facilities. Sellers agree to reasonably assist and cooperate with Buyer and to take all actions reasonably necessary and requested by the Title Company to assist Buyer in obtaining the Title Commitments and to provide Buyer with reasonable access to all Books and Records and personnel to the extent necessary to enable Buyer to obtain such Title Commitments.
     13.3 Survey. With respect to each of the Real Properties, Buyer shall, at Buyer’s expense, cause a current Texas Society of Professional Surveyors Category 1A or 1B, Condition II or III survey (at Buyer’s election) (collectively, the “Surveys”), to be performed and completed on the Real Properties by a Registered Professional Land Surveyor licensed by the State of Texas and reasonably acceptable to Seller, Buyer and the Title Company (the “Surveyor”). Buyer shall use Reasonable Efforts to cause such
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Surveys to be completed as soon as reasonably practicable. The Surveys shall be in a form reasonably acceptable to Sellers, Buyer and the Title Company and a copy thereof shall be delivered to Sellers, Buyer and the Title Company. Unless otherwise agreed by Sellers and Buyer in writing, the legal description contained in the Surveys shall be the legal description contained in the documents used to convey the Real Property from Sellers to Buyer.
     13.4 Title Examination. Buyer shall have ten (10) days (the “Title Examination Period”) after the receipt of the last of (i) the Title Commitments, (ii) legible copies of all instruments referred to in Schedules B and C of each of the Title Commitments and (iii) the Surveys, to notify Sellers, in writing, of such objections as Buyer may have to anything contained in the Title Commitments or the Surveys, other than a Permitted Encumbrance. In the event Buyer shall notify Sellers of an objection to anything contained in the Title Commitments or Survey, other than a Permitted Encumbrance, prior to the expiration of the Title Examination Period, Sellers shall have ten (10) days from the receipt of such notice, or such greater period of time as may be mutually acceptable to Buyer and Sellers (the “Cure Period”), within which Sellers shall use all commercially reasonable efforts to cure or remove such objection. If one or more objection(s) constitute a Significant Title Defect and cannot be or is not cured by Sellers to the reasonable satisfaction of Buyer and the Title Company prior to the expiration of the Cure Period, then Buyer may, at its election in its sole discretion, in writing: (A) terminate this Agreement without further obligation or liability by giving written notice of termination to Sellers at any time on or before the End Date; (B) offer to acquire the Purchased Property, including the portion affected by the Significant Title Defect, subject to the terms of this Agreement, but at a reduced Purchase Price offered by Buyer, which offer Sellers may accept or reject in their sole discretion; or (C) acquire the Purchased Property, including the portion affected by the Significant Title Defect, without adjustment to the Purchase Price.
     13.5 Owner’s Policy. At Closing, Buyer may elect to purchase at, at Buyer’s expense, the Owner’s Policy. The Owner’s Policy may contain as exceptions the standard printed exceptions and the Permitted Encumbrances. Notwithstanding anything contained herein to the contrary, if Buyer requests any endorsements, modifications or additional title insurance coverage, including that the “survey exception” in the Owner’s Policy be modified to read “shortages in area,” Buyer shall pay all fees and additional premiums charged by the Title Company in connection therewith.
ARTICLE XIV
SELLERS’ INDEMNIFICATION OBLIGATIONS
     14.1 Sellers’ Indemnification Obligations. Subject to Section 14.2, to the fullest extent permitted by Law, Sellers hereby agree, jointly and severally, to indemnify, defend, and hold Buyer and its Affiliates (including Pride Products after the Closing) and their respective directors, officers, shareholders, partners, owners, employees, attorneys and agents (collectively, the “Buyer Indemnitees”) harmless from all Claims, and pay, any and all Damages to the extent such relate to, arise out of, result from or are attributable to, directly or indirectly, any of the following:
          (a) the breach of any representation or warranty of any of the Sellers in this Agreement or any Related Agreement;
          (b) any breach of any covenant or agreement of any of the Sellers contained in this Agreement or any Related Agreement.
          (c) Releases on or from the Purchased Property, if any, that occur during the Interim Period; and
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          (d) any (i) misstatement or omission in any financial statements provided by Sellers in connection with the application for the Environmental Insurance, (ii) Knowing misstatement or omission by Sellers in Sellers’ application for the Environmental Insurance or (iii) fraud committed by Sellers in connection with the application for the Environmental Insurance, in any case which results in exclusion or cancellation of insurance coverage to Buyer pursuant to the Environmental Insurance.
     14.2 Limitations on Sellers’ Indemnity Obligations.
          (a) Survival. The indemnity obligations of Sellers contained in Section 14.1(a) related to breaches of representations and warranties (and any related Claims arising from a breach by Sellers of Section 11.4) shall only apply to matters for which Pride Company has received notice from Buyer within three (3) years after the Closing Date; provided, however,
          (i) the representations and warranties of Sellers in Sections 9.1 and 9.10 shall survive the Closing for a period of four (4) years after the Closing Date;
          (ii) the representations and warranties in Section 9.7 shall survive the Closing until the expiration of the statute of limitations applicable to the underlying matter giving rise to that Claim;
          (iii) the representations and warranties in Sections 9.2, 9.3, 9.4, and 9.15 shall survive the Closing forever; and
          (iv) none of the time limits contained in this Section 14.2 shall apply to Knowing breaches by Sellers of the representations or warranties in this Agreement or the Related Agreements; provided, however, that the foregoing shall not be deemed to constitute a waiver by Sellers of any applicable statute of limitations.
          (b) Limitation. Sellers’ aggregate liability for indemnification of Buyer Indemnitees pursuant to Section 14.1(a) (and any related Claims arising from a breach by Sellers of Section 11.4) shall be as follows:
          (i) For indemnification Claims made after the Closing Date but on or before the first annual anniversary of the Closing Date, such liability of Sellers shall not exceed an amount equal to THREE MILLION DOLLARS ($3,000,000) LESS the aggregate amount, if any, paid by Sellers in respect of Claims made pursuant Section 14.1(a) (and any related Claims arising from a breach by Sellers of Section 11.4) after the first annual anniversary of the Closing Date, provided, that if such difference is a negative number, such liability of Sellers shall equal zero;
          (ii) For indemnification Claims made after the first annual anniversary of the Closing Date but on or before the second (2nd) annual anniversary of the Closing Date, such liability of Sellers shall not exceed an amount equal to TWO MILLION DOLLARS ($2,000,000) LESS the aggregate amount, if any, paid by Sellers in respect of Claims made pursuant Section 14.1(a) (and any related claims arising from a breach by Sellers of Section 11.4) on or before the first annual anniversary of the Closing Date or after the second annual anniversary of the Closing Date, provided, that if such difference is a negative number, such liability of Sellers shall equal zero; and
          (iii) For indemnification Claims made after the second (2nd) annual anniversary of the Closing Date but on or before the fourth (4th) annual anniversary of the Closing Date, such liability of Sellers shall not exceed an amount equal to ONE MILLION DOLLARS ($1,000,000), LESS the amount, if any, paid by Sellers in respect of Claims made pursuant Section 14.1(a) (and any
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related claims arising from a breach by Sellers of Section 11.4) on or before the second annual anniversary of the Closing Date; provided, that if such difference is a negative number, such liability of Sellers shall equal zero.
Notwithstanding the preceding, the limitations on Sellers’ indemnification obligations set forth in the preceding sentence shall not apply to Damages resulting from (y) any breach by Sellers of Sections 9.2, 9.3, 9.4, 9.7, 9.15, 9.20(e) or 9.21(e) or (z) fraud or willful misconduct by Sellers in the negotiation or execution of this Agreement or the Related Agreements; provided, however, that
(A) Sellers’ liability for breaches of Section 9.15 related to the Real Property at Abilene, Texas shall not exceed an amount equal to TEN MILLION DOLLARS ($10,000,000);
(B) Sellers’ liability for breaches of Section 9.15 related to the Real Property at San Angelo, Texas shall not exceed an amount equal to TEN MILLION DOLLARS ($10,000,000);
(C) Sellers’ liability for breaches of Sections 9.20(e) and 9.21(e) shall not exceed an amount equal to TEN MILLION DOLLARS ($10,000,000);
(D) Sellers’ liability for breaches of Sections 9.2, 9.3, 9.4, 9.7, 9.15, 9.20(e) and 9.21(e) (and any related Claims arising from a breach by Sellers of Section 11.4) shall not exceed an aggregate amount equal to the Purchase Price less the amount paid by Sellers, if any, pursuant to (I) Section 14.1(a) (and any related Claims arising from a breach by Sellers of Section 11.4) for breaches other than for breaches of representations and warranties set forth in Sections 9.2, 9.3, 9.4, 9.7, 9.15, 9.20(e) and 9.21(e) or (II) the last sentence of Section 5.8; and
(E) Although payments made in respect of (I) breaches of the representations and warranties set forth in Sections 9.2, 9.3, 9.4, 9.7, 9.15, 9.20(e) and 9.21(e) or (II) the last sentence of Section 5.8 are not subject to the limitations set forth in Section 14.2(b)(i), 14.2(b)(ii), or 14.2(b)(iii), such payments shall be taken into account in determining whether such limitations have been reached.
               (c) Threshold. Sellers shall not have any indemnification liability pursuant Section 14.1(a) (and any related Claims arising from a breach by Sellers of Section 11.4) unless and until the aggregate Damages thereunder exceed an amount equal to ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) (the “Threshold Amount”), and once the aggregate amount of Damages under Section 14.1(a) (and any related Claims arising from a breach by Sellers of Section 11.4) exceeds the Threshold Amount, the Buyer Indemnitees will be entitled to recover all such Damages to which they are entitled in excess of the Threshold Amount. Notwithstanding the preceding sentences to the contrary, the limitations on Sellers’ indemnification obligations set forth in this subparagraph (c) shall not apply to Damages resulting from (y) any breach or default by Sellers of Sections 9.2, 9.3, 9.4, 9.7, 9.15 or 9.20(e) or (z) fraud or willful misconduct by Sellers in the negotiation or execution of this Agreement or the Related Agreements. Notwithstanding the foregoing, in calculating the Threshold Amount, all Damages which individually total less than FIFTY THOUSAND DOLLARS ($50,000) shall be excluded in their entirety, shall not be counted toward the Threshold Amount and Sellers shall have no liability to the Buyer Indemnitees therefor.
     14.3 No Punitive Damages. The foregoing indemnity obligation of Sellers under this ARTICLE XIV shall not cover or include any punitive or exemplary damages, except to the extent such punitive or exemplary damages relate to a Claim by a Governmental Authority or in connection with a Third Party Claim.
     14.4 Survival. Each representation, warranty, covenant and obligation of Sellers in this Agreement and the Related Agreements will survive the Closing as provided herein.
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     14.5 No Transfer of Indemnities. Sellers’ indemnity obligations contained in Section 14.1 are personal to Buyer and may not be assigned to another Person. Should Buyer sell or transfer all or any portion of the Purchased Property acquired by Buyer hereunder, Sellers’ indemnity obligation contained in Section 14.1 relating to the Purchased Property that is sold or transferred will be immediately extinguished. Notwithstanding the preceding sentences to the contrary, Sellers’ indemnity obligations contained in Section 14.1 shall be (i) applicable to Affiliates of Buyer that take title to the Purchased Property pursuant to Section 5.6 (for so long as such Affiliate remains an Affiliate of Buyer) and (ii) automatically assigned in the event and to the extent Purchased Property is transferred or assigned after the Closing to an Affiliate of Buyer (for so long as such Affiliate remains an Affiliate of Buyer).
ARTICLE XV
BUYER’S INDEMNIFICATION OBLIGATIONS
     15.1 Buyer’s Indemnification Obligations. To the fullest extent permitted by Law, Buyer hereby agrees to indemnify, defend, and hold Sellers and their Affiliates (excluding Pride Products after the Closing) and their respective directors, officers, shareholders, partners, owners, employees, attorneys and agents (collectively, the “Seller Indemnitees”) harmless from all Claims, and pay, any and all Damages to the extent such relate to, arise out of, result from or are attributable to, directly or indirectly, any of the following:
          (a) the breach of any representation or warranty of Buyer in this Agreement or any Related Agreement;
          (b) any breach of any covenant or agreement of Buyer contained in this Agreement or any Related Agreement;
          (c) all Obligations of Buyer and its Affiliates to the extent arising out of, incurred in connection with or related to the ownership, operation, use or maintenance of the Purchased Property from and after the Effective Time or operation of the Business from and after the Effective Time; and
          (d) the Assumed Liabilities; and
          (e) any (i) misstatement or omission in any financial statements provided by Buyer in connection with the application for the Environmental Insurance, (ii) Knowing misstatement or omission by Buyer in Buyer’s application for the Environmental Insurance or (iii) fraud committed by Buyer in connection with the application for the Environmental Insurance, in any case which results in exclusion or cancellation of insurance coverage to Sellers pursuant to the Environmental Insurance.
     15.2 Punitive Damages. The foregoing indemnity obligation of Buyer under this ARTICLE XV shall not cover or include any punitive or exemplary damages, except to the extent such punitive or exemplary damages relate to a Claim by a Governmental Authority or in connection with a Third Party Claim.
     15.3 Survival. Each representation, warranty, covenant and obligation of Buyer in this Agreement and the Related Agreements will survive the Closing as provided herein.
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ARTICLE XVI
CLAIMS PROCEDURE
     All Claims for indemnification by a Party under ARTICLE XIV, ARTICLE XV or as otherwise provided in this Agreement or any Related Agreements (the Party claiming indemnification and the Party against whom such claims are asserted being herein called the “Indemnified Party” and the “Indemnifying Party,” respectively) shall be asserted and resolved as follows:
     16.1 Claim Notice. In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a Third Person, such Indemnified Party shall, within thirty (30) calendar days of the receipt thereof, give notice (the “Claim Notice”) to the Indemnifying Party of such Claim specifying the nature of and specific basis for such Claim and the estimated amount thereof, to the extent then feasible, which estimate shall not be binding upon the Indemnified Party in its effort to collect the final amount of such Claim. The failure to give any such notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle the Claim with respect to which it has failed to give prior notice to the Indemnifying Party. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to so notify the Indemnifying Party of any such Claim shall relieve the Indemnifying Party from liability that it may have to the Indemnified Party under the indemnification provisions, as applicable, but only to the extent of the loss directly attributable to such failure to notify and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise.
     16.2 Defense of Claim. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend, by all appropriate legal Proceedings, any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention to so contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) calendar days following receipt of the Claim Notice. If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim within such period then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith. The Claim which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Claim shall be conducted by counsel employed by the Indemnifying Party who shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party shall have the right to participate in such Claim and to be represented by counsel of its own choosing at its own cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided that if the Indemnifying Party reserves its rights with respect to its indemnification obligations under this Agreement as to such Claim, then the Indemnified Party shall have full authority to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim provided the Indemnifying Party agrees in writing to be solely liable for all Losses relating to such Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) calendar days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Claim, provided the other Party to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made request therefor to the Indemnified Party, and
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further provided that under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.
     16.3 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party’s expense, to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the Third Person Claim, or any cross-complaint against any Person other than an Affiliate of the Indemnified Party.
     16.4 Third Party Claim. If any Indemnified Party should have a Claim against the Indemnifying Party hereunder that does not involve a Claim being asserted against or sought to be collected from it by a Third Person, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party. If the Indemnifying Party disputes such Claim, such dispute shall be resolved in the manner set forth in Section 20.14.
     16.5 Presence at Conferences. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party and conferences with representatives of, or counsel for, such Persons.
     16.6 Subrogation. In the event that an Indemnified Party has a right of recovery against any third party with respect to any Losses in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Losses; and (ii) such Indemnified Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.
     16.7 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER INDEMNITEES AFTER THE CLOSING, THE INDEMNIFICATION PROVISIONS, COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE RELATED AGREEMENTS WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY (BUT EXCLUDING CLAIMS RELATING TO FRAUD OR INTENTIONAL MISREPRESENTATION IN THE NEGOTIATION OR EXECUTION OF THIS AGREEMENT). IF THE CLOSING OCCURS, NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AFTER THE CLOSING DATE OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE RELATED AGREEMENTS. NOTHING IN THIS SECTION 16.6 OR IN THIS AGREEMENT SHALL LIMIT OR SHIFT SELLERS’ RETAINED OBLIGATIONS FOR ANY LIABILITIES AND OBLIGATIONS RELATING TO THE EXCLUDED ASSETS OR TO THE EXCLUDED LIABILITIES.
ARTICLE XVII
INCIDENTAL CONTAMINATION AND NORM
     17.1 Incidental Contamination and NORM. Buyer acknowledges that the Purchased Property may contain inter alia asbestos in pipe coating, undisplaced petroleum hydrocarbon products in pipelines, coats of lead-based paints, polychlorinated biphenyls (“PCB’s”) in transformers or rectifiers,
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mercury in electrical switches, and Naturally Occurring Radioactive Material (“NORM”) in various potential forms. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of such affixed or attached. Notwithstanding anything in this Agreement to the contrary, Buyer expressly assumes liability for or in connection with the future abandonment and removal of NORM, lead-based paint, undisplaced petroleum hydrocarbon products, mercury, asbestos or PCBs to the extent contained in or on the Terminals, Pipelines, Tanks, Equipment, Refinery Equipment, Facilities or other personal property included in the Purchased Property in each case as of the date hereof; provided, however, that any Releases of such materials to soil, surface water, groundwater or air that occur during the Interim Period and that result in Environmental Liabilities to Buyer shall be subject to the indemnification provisions set forth in Section 14.1(c).
ARTICLE XVIII
TARIFFS AND ALLOCATION OF CARRIER OBLIGATIONS
     18.1 Adoption of Tariffs. Buyer agrees that, for a Pipeline which has tariffs on file with a regulatory agency, it will either adopt Sellers’ tariff or file its own to be effective as of the Effective Time, if required by Law to do so. Sellers shall cooperate with and provide reasonable assistance to Buyer for such activities.
     18.2 Third Party Inventory. The Pipelines, Tanks and Terminals may contain refined products as of the Effective Time which are held for the account of Third Person shipper(s) or customer(s) (“Third Party Inventory”). It is understood that title to such Third Party Inventory will remain with the shipper(s) and customer(s) and that as of the Effective Time Buyer shall assume the obligation to handle the Third Party Inventory from and after the Effective Time in accordance with applicable published tariffs or applicable contract provisions of the Assigned Contracts. Further, to the extent that refined product have been tendered for shipment in the Pipelines under an applicable published tariff, but not yet delivered, Buyer shall receive such refined products for transportation in accordance with applicable published tariffs. At the Closing, Sellers shall furnish Buyers with a schedule detailing all Third Party Inventory in the possession or control of Sellers and any refined products that have been tendered for shipment in the Pipelines but not yet delivered.
ARTICLE XIX
POST-CLOSING COVENANTS OF SELLERS AND BUYER
     19.1 Stored Hazardous Materials.
          (a) Buyer shall be responsible, at its expense, for the management and disposal of those certain Hazardous Materials set forth on Schedule 19.1(a) (the “Stored Hazardous Materials”) to the extent that such Hazardous Materials are stored at or in the Purchased Property as of the Closing Date; provided, however, Buyer shall not assume or be responsible for fines and monetary penalties to the extent related to or arising from the generation, use, treatment or storage of the Stored Hazardous Materials prior to the Effective Time in violation of applicable Environmental Laws. The performance of such management and disposal will be by Buyer, in the name of Buyer, or if required by applicable Law, in the name of Sellers. Buyer will obtain all necessary licenses, manifests, permits and approvals to perform such work. Disposal of all waste in conjunction with management of the Stored Hazardous Materials will be performed in accordance with all applicable Laws. Buyer will use its best efforts to (i) commence disposal of the Stored Hazardous Materials within 60 days after the Closing Date and (ii) complete disposal of the Stored Hazardous Materials within 18 months after the Closing Date.
Purchase and Sale Agreement

          (b) In the event of any actual or threatened Claim by a Governmental Authority that the generation, use, treatment or storage of the Stored Hazardous Materials prior to the Effective Time was or may have been in violation of applicable Environmental Laws, (i) the party receiving notice of such Claim shall provide the other with prompt notice of such Claim, (ii) each party shall provide the other party with timely notice of, and the opportunity to attend and participate in, any meetings or hearings with a Governmental Authority regarding such Claim, and (iii) the parties shall cooperate with each other in the defense of any such Claim.
          (c) Each party further agrees not to take any voluntary action to solicit, encourage or cause the initiation of any Proceeding that is reasonably likely to result in the assessment of any fine or penalty against the other relating to the Stored Hazardous Materials; provided, however, that making any filing with, or providing any notice or information to, any Governmental Authority or otherwise making a disclosure, in any case that a party believes, in good faith, is required under applicable Law shall not constitute a breach of this Section 19.1(c).
     19.2 Hazardous Waste Permit Modification. Within thirty (30) days after the Closing Date, Buyer shall submit to Sellers a permit modification application to that certain hazardous waste permit no. HW-50125 (the “RCRA Permit”) that would remove the Real Property from the property covered by the RCRA Permit so that the Real Property will no longer be subject to the RCRA Permit. Within fifteen (15) days of receipt, Sellers will execute such permit modification application and return it to Buyer for filing with the Texas Commission on Environmental Quality (“TCEQ”). Sellers will cooperate with and support Buyer in its efforts to modify the RCRA Permit, provided that Buyer will be responsible for any costs associated with preparation and filing of the application for the permit modification.
     19.3 Intellectual Property.
          (a) Except as permitted under the License Agreement, from and after the Closing Date, Sellers shall not, and shall cause their respective employees, representatives and agents not to, use the Purchased Intellectual Property or any variations thereof or any name or mark confusingly similar thereto or any Marketing Materials for any purpose whatsoever. Except as permitted under the License Agreement, Sellers agree to refrain from taking any action or proceeding, legal or otherwise, which would hinder Buyer in the use or registration, in any jurisdiction, of the Purchased Intellectual Property or any mark, name or domain name comprised of or incorporating the Purchased Intellectual Property or otherwise similar thereto.
          (b) Except as permitted under the License Agreement, from and after the Closing Date, Sellers agree not to use or display the Domain Name anywhere in the world in any form, including as a trademark, e-mail address, domain name or other proprietary designation and further agree not to contest or challenge the validity of the Domain Name or registrations therefore as used or made by Buyer. Sellers agree not to pursue any further action to register or in any way assert ownership of the Domain Name or a domain name similar thereto in any generic top-level domain name or under any country code domain, either on behalf of their selves or in assistance to a Third Person. Except as permitted under the License Agreement, Sellers shall not, and shall cause their respective employees, representatives and agents not to, use the Domain Name or Website or any Purchased Intellectual Property relating thereto for any purpose whatsoever.
     19.4 License of Trademarks.
          (a) Buyer shall grant Sellers an exclusive, royalty free, worldwide license to use the names “Pride,” “Pride,” “Pride Companies,” “Pride Refining,” “Pride Marketing” and any
Purchase and Sale Agreement

variations thereof, as set forth in a Trademark License Agreement substantially in the form attached hereto as Exhibit 19.4 (the “License Agreement”).
          (b) Except as permitted under the License Agreement, (i) from and after the Closing Date, Sellers shall not, and shall cause their Affiliates and their respective employees and representatives not to, use or display in any form the name “Pride” or any variations thereof comprised of or incorporating the word “Pride” for any purpose whatsoever including any businesses conducted by Sellers from and after the Closing Date and (ii) within thirty (30) days after the Closing Date, Sellers shall remove from or paint over any logo or sign on the Excluded Assets and any other tangible assets owned, held or leased by Sellers and their Affiliates which indicates the name “Pride” or any variations thereof.
          (c) Except as permitted under the License Agreement, Sellers further agree to refrain from taking any action or proceeding, legal or otherwise, that would contest, challenge or hinder Buyer in the use or registration for the “Licensor’s Business” (as defined in the License Agreement), in any jurisdiction, of the name “Pride” or any variations thereof comprised of or incorporating the word “Pride.” From and after the Closing Date, Sellers agree not to pursue any action to register or in any way assert ownership in the “Licensor’s Business” of the name “Pride” or any or any variations thereof comprised of or incorporating the word “Pride.” Nothing herein shall prevent, restrict, inhibit, or diminish Sellers’ right to use the name “Pride” for or in any alternative field of use other than the “Licensor’s Business.”
     19.5 Environmental Insurance. Sellers will use Reasonable Efforts to assist and fully cooperate with Buyer on any claims made under the Environmental Insurance policy secured in accordance with the provisions of Section 11.7. Sellers further covenant to promptly provide notice to Buyer of any Claims that are asserted against them that may be covered under the Environmental Insurance and to comply with notice and other the terms of the Environmental Insurance. Any deductibles required under such Environmental Insurance will be borne by Buyer.
     19.6 Compliance with Laws and Transfer Restrictions. Buyer shall comply with all applicable Laws and shall promptly obtain, or have transferred to its name, and maintain all Permits or consents required by public or private parties in connection with the transfer of the Purchased Property as contemplated hereby.
ARTICLE XX
MISCELLANEOUS
     20.1 Cooperation. The Parties shall execute and deliver such additional documents and shall use all Reasonable Efforts to take or cause to be taken all such actions as may be necessary or advisable to close and make effective this transaction. It shall be Buyer’s responsibility to obtain all governmental and Third Person consents and approvals necessary for the issuance, reissuance or transfer of environmental and land use permits, applications, Rights-of-Way, authorities to construct, Permits to operate, authorizations and licenses used or held by Sellers or otherwise required in connection with the ownership, operation, use and maintenance of the Purchased Property. Upon the request of Buyer, after the Closing, Sellers shall assist, with no out of pocket expense to Sellers, in obtaining consents from Third Persons which are necessary or appropriate to transfer any portion of the Purchased Property. After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Purchased Property to Buyer in the manner contemplated in this Agreement.
Purchase and Sale Agreement

     20.2 Costs and Expenses. Each Party shall bear and pay its own costs and expenses, including but not limited to attorneys’ fees, incurred in connection with this transaction.
     20.3 Risk of Loss. The risk of damage, destruction, or other casualty loss to or of the Purchased Property shall remain with Sellers from and after the execution of this Agreement until the Effective Time, at which time Sellers shall place Buyer in possession of the Purchased Property; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Purchased Property shall be borne solely by Buyer.
     20.4 No Joint Venture, Partnership or Agency. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship among the Parties.
     20.5 Books and Records.
          (a) Delivery. At the Closing, Sellers shall deliver to Buyer the Books and Records. Buyer understands that there may be certain voluminous documents included within the Books and Records, especially data from Sellers’ control center. Sellers will retain the control center data, on behalf of Buyer, for the applicable Department of Transportation (“DOT”) required record retention period and will deliver it to Buyer in a timely manner when Buyer requests the data for a DOT audit. Buyer will give Sellers reasonable notice of its need for the data. If this transaction is not Closed as to any portion of the Purchased Property, all of the Books and Records obtained from Sellers in connection with the exercise of Buyer’s pre-acquisition review, and related solely to that portion of the Purchased Property not transferred as contemplated herein, shall be returned to Sellers within five (5) calendar days after the Closing.
          (b) Retention. Notwithstanding the inclusion of the Books and Records in the Purchased Property under Section 2.1, Sellers shall have the right to copy and retain any copies of any of the Books and Records relating to the Purchased Property for which it has, or may have, any business, technical or legal need. To the extent that those Books and Records made available to Buyer before or after the Closing contain proprietary business or technical information of Sellers or their Affiliates, Buyer agrees to hold such Books and Records in confidence and limit their use to the Purchased Property. Buyer shall not destroy or otherwise dispose of any of the Books and Records acquired hereunder for a period of three (3) years following the Closing (except as to Tax records for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to Sellers. During such periods, Buyer shall make such Books and Records, available to Sellers or their authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer’s business operations.
     20.6 Publicity. Prior to the Closing, Sellers and Buyer shall, and each shall use its Reasonable Efforts to cause its Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures, irrespective of the form of communication, relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, including electronic communications, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Law, including, but not limited to, regulations of the Securities and Exchange Commission, with the Party making the disclosure giving the other Party as much advance notice thereof as is feasible.
Purchase and Sale Agreement

     20.7 Recording and Filing. Except as may be required by Law, this Agreement shall not be recorded or filed by either Party, or their successors or assigns, in or with any Governmental Authority without the prior written consent of the other Party.
     20.8 Confidentiality.
          (a) Sellers and Buyer (and their respective Affiliates) each acknowledge that this Agreement (including the Schedules) and the transactions contemplated hereby are subject to the Confidentiality Agreement. Buyer and Sellers do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a “confidential transaction” under Treasury Regulation 1.6011-4(b)(3). Except as required by Law, all information acquired by Buyer in any inspection, inventory study or examination of the Purchased Property, and the results of any analysis thereof, shall be kept confidential by Buyer from anyone other than Sellers in accordance with the Confidentiality Agreement. Should Buyer be required by Law to disclose any information concerning the Purchased Property, Buyer shall notify Sellers at least five (5) days prior to Buyer’s disclosure of such information.
          (b) From and after the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect. To the extent the Confidentiality Agreement conflicts with the terms of this Agreement, the Confidentiality Agreement is hereby modified so that it is consistent with this Agreement.
     20.9 Notices.
     All notices and consents required or authorized hereunder shall be in writing and shall be deemed to have been duly given by one Party if delivered personally, faxed with receipt acknowledged, three (3) Business Days after mailing if mailed by registered or certified mail, delivered by a recognized commercial courier or otherwise actually received by the other Party at the address set forth below, or such other address as one Party shall have designated by ten (10) calendar days prior written notice to the other Party:
Sellers’ Address:
Pride Companies, L.P.
P.O. Box 3237
Abilene, Texas 79604
Attn: Brad Stephens
Telephone: (325) 677-5444
Fax: (325) 676-8792
With a copy to (which copy shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
Attn: Frank E. Bayouth II
Telephone: (713) 655-5100
Fax: (713) 655-5200
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Buyer’s Address:
Delek U.S. Holdings, Inc.
830 Crescent Centre Dr., Suite 300
Franklin, Tennessee 37067
Attn: General Counsel
Telephone: (615) 224-2281
Fax: (615) 771-8098
With a copy to (which copy shall not constitute notice):
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attn: Daniel L. Mark
Telephone: (713) 651-5151
Fax: (713) 651-5246
     20.10 Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.
     20.11 Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes all prior negotiations, statements, representations, discussions, correspondence, offers, agreements, and understandings relating to the transactions contemplated herein. This Agreement may be modified, amended or supplemented only upon the prior written agreement of the Parties.
     20.12 Assignment. Buyer may not sell, assign, transfer, convey, option, mortgage, pledge or hypothecate its rights and obligations hereunder to any Third Person without the prior written consent of Sellers, which consent shall not be unreasonably withheld. Upon any authorized sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Buyer, to the extent assignment is allowed under this Agreement, but Buyer shall remain jointly liable for the performance of the Buyer’s obligations hereunder.
     20.13 Applicable Law. THIS AGREEMENT, THE RELATED AGREEMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS.
     20.14 Dispute Resolution.
          (a) Any dispute, controversy or Claim, whether based on contract, tort, statute or other legal or equitable theory (including any Dispute concerning any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement or the Related Agreements (including any amendments or extensions hereto or thereto) or the performance, breach, validity, interpretation, application, or termination hereof or thereof (a “Dispute”), shall be shall be resolved by binding arbitration initiated upon the written notice (an “Arbitration Notice”) of any Party. The arbitration shall be conducted in accordance with this Agreement and the then current Commercial Arbitration Rules including Procedures for Large, Complex Commercial Disputes (collectively, the “AAA
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Rules”) issued by the American Arbitration Association (“AAA”), and judgment on the award may be entered in any court having jurisdiction thereof.
          (b) The arbitration hearing shall held in and the award shall be issued in Dallas, Texas, however, for the convenience of the Parties, a portion of the hearings may be held in Taylor County, Texas if mutually agreed to by the Parties or in any other agreed-upon location. The arbitrator(s) shall determine the matters at issue in the Dispute in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law, and may only award damages in accordance with this Agreement. The arbitration shall be governed by the United States Arbitration Act 9 U.S.C. §1 et seq, to the exclusion of any provision of state law inconsistent therewith. The arbitrator(s) shall not be empowered to award punitive damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
          (c) In the event that any Party’s claim or counterclaim equals or exceeds $1,000,000, exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three (3) arbitrators otherwise, the Dispute shall be heard and determined by one (1) arbitrator.
          (d) In the event that one arbitrator shall hear the Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to so agree within thirty (30) days of the Arbitration Notice, then the arbitrator shall be selected and appointed in accordance with the AAA Rules.
          (e) In the event that three arbitrators shall hear the Dispute, each party shall, within thirty (30) days of the Arbitration Notice, select one person to act as an arbitrator. The two arbitrators so selected shall, within fifteen (15) days of their appointment, select a third arbitrator who shall serve as the chair of the arbitral panel. The two party selected arbitrators will serve in a non-neutral capacity. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.
          (f) If any arbitrator is not appointed within the time limits provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the AAA Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator.
          (g) Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the vacancy shall be filled by the method by which that arbitrator was originally appointed.
          (h) The arbitrator(s) shall apply this Agreement as written and according to its plain language in all respects, and shall in no circumstances have authority to add, delete, modify, or deviate from any of the terms of this Agreement as written, nor shall it/they have any authority to cancel or void this Agreement, in whole or in part, or to extend the term of this Agreement, other than as may be expressly provided herein.
          (i) All awards shall be in writing and shall state the reasoning upon which the award rests including a statement of facts and conclusions of law. Any award shall be made and signed by at least a majority of the arbitrator(s).
          (j) Unless the Parties agree otherwise, the Parties, the arbitrator(s), and the CPR shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the
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decisions of the arbitrator(s), as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings and as otherwise required by law to protect the legal rights of a party.
          (k) The terms of this Section 20.14 shall survive the Closing and the termination or expiration of this Agreement.
     20.15 No Third Person Beneficiaries. Except to the extent a Third Person is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of either Party hereto, it being the intention of the Parties hereto that no Person shall be deemed a Third Person beneficiary of this Agreement, except to the extent a Third Person is expressly given rights herein. Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to create any rights with respect to any employee of either Party or any employee of any Affiliate of a Party, except as expressly provided herein with respect to an Indemnified Party under ARTICLE XIV or ARTICLE XV.
     20.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding effect thereof.
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Purchase and Sale Agreement

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELLERS: PRIDE COMPANIES, L.P.
By:	Pride Refining, Inc., its general partner

By:	/s/ Brad Stephens
Brad Stephens, Chief Executive Officer

PRIDE COMPANIES, L.P.
By:	Pride SGP, Inc., its general partner

By:	/s/ Brad Stephens
Brad Stephens, Chief Executive Officer

PRIDE REFINING, INC.
By:	/s/ Brad Stephens
Brad Stephens, Chief Executive Officer

PRIDE MARKETING LLC
By:	Pride Companies, L.P., its sole Member

By: Pride Refining, Inc., its general partner

By:	/s/ Brad Stephens
Brad Stephens, Chief Executive Officer

By:	Pride SGP, Inc., its general partner

By:	/s/ Brad Stephens
Brad Stephens, Chief Executive Officer

BUYER: DELEK US HOLDINGS, INC.
By:	/s/ Uzi Yemin
Uzi Yemin, President/CEO

By:	/s/ Tony McLarty
Tony McLarty, Vice President